As filed with the Securities and Exchange Commission on April 20, 1998
                                                      Registration No. 333-14647
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                          ----------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                              TEARDROP GOLF COMPANY
                 (Name of small business issuer in its charter)

    Delaware                           3949                     57-1056600
----------------             ----------------------         ------------------
(State of other           (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of            Classification Code Number)    Identification Number)
incorporation or
 organization)

                                1080 Lousons Road
                             Union, New Jersey 07083
                                 (908) 688-4445
          (Address and telephone number of principal executive offices)

                                1080 Lousons Road
                             Union, New Jersey 07083
(Address of principal place of business or intended principal place of business)

                               Mr. Rudy A. Slucker
                      Chairman and Chief Executive Officer
                                1080 Lousons Road
                             Union, New Jersey 07083
                                 (908) 688-4445
            (Name, address and telephone number of agent for service)

                          -----------------------------
                          Copies of Communications to:
                             Jeffrey A. Baumel, Esq.
                            Gibbons, Del Deo, Dolan,
                             Griffinger & Vecchione
                              One Riverfront Plaza
                            Newark, New Jersey 07102
                            Telephone: (973) 596-4500
                               Fax: (973) 639-6260
                          ----------------------------

                  Approximate date of commencement of proposed
                      sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

                          ----------------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS


       PRELIMINARY PROSPECTUS DATED APRIL 20, 1998 - SUBJECT TO COMPLETION


                      1,687,500 SHARES OF COMMON STOCK AND
                125,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

                              TEARDROP GOLF COMPANY

      This Prospectus relates to an offering by TearDrop Golf Company ("Company" or "TearDrop") of an aggregate of 1,437,500 shares of common stock ("Common Stock") issuable upon the exercise of Redeemable Common Stock Purchase Warrants (the "Warrants", and collectively with the Common Stock, the "Securities"). Each Warrant entitles the holder (the "Warrant Holders") to purchase one share of Common Stock for $5.50 during the five-year period ending on December 19, 2001. The Company may redeem the Warrants at a price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which notice is given. See "Description of Securities."

      This Prospectus also relates to 125,000 shares of Common Stock and 125,000 Warrants that may be offered and sold by certain stockholders and 125,000 shares of Common Stock issuable upon the exercise of such Warrants. The Shares of Common Stock and Warrants to be offered by certain stockholders are issuable upon exercise of an option (the "Representatives' Purchase Option") issued December 26, 1996 in connection with the Company's initial public offering (the "Initial Public Offering").


      The securities underlying the Representatives' Purchase Option may be offered from time to time by the holders thereof through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will receive all of the proceeds from the sale of the Common Stock to the Warrant Holders upon the exercise of their Warrants. The Company will also receive the proceeds from the sale of the Common Stock and Warrants upon the exercise of the Representatives' Purchase Option. The Company will not receive any proceeds from the sale of any of the 125,000 shares of Common Stock or 125,000 Warrants underlying the Representatives' Purchase Option. The Company has agreed under certain conditions to pay GKN Securities Corp. and Kirlin Securities, Inc., the Representatives of the Underwriters for the Company's Initial Public Offering (the "Representatives"), a commission equal to 5% of the exercise price for each Warrant exercised after December 19, 1997 if the exercise was solicited by either of the Representatives.


      If all of the Warrants are exercised, of which there can be no assurance, the Company could receive gross proceeds of up to $9,542,500. Any proceeds received by the Company from such exercises, less any commissions and expenses, will be used for repayment of certain indebtedness and for working capital and general corporate purposes. See "Use of Proceeds."


      The Company's Common Stock and Warrants are quoted on the Nasdaq SmallCap Market under the symbols "TDRP" and "TDRPW", respectively. On March 31, 1998, the closing prices of the Common Stock and Warrants as quoted on the Nasdaq SmallCap Market were $6.875 and $2.375, respectively.

                             ----------------------


The Securities offered hereby are speculative in nature and involve a high degree of risk and substantial dilution. See "Risk Factors" at page 5 and "Dilution" at page 14.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                The date of this Prospectus is ___________, 1998

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information in this Prospectus has been adjusted to reflect the reincorporation of the Company in the State of Delaware, effected on October 21, 1996 and a 3,333.33-for-one share conversion in connection therewith (the "Reincorporation"). This Prospectus contains, in addition to historical information, forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                   The Company


      TearDrop Golf Company (the "Company" or "TearDrop") designs, develops and markets throughout the world high-quality, premium priced golf clubs, including its (a) TearDrop line of putters; (b) its Armour line of irons and woods; and
(c) its Ram line of irons, woods, and wedges; and (d) Zebra putters. The TearDrop, Armour, Ram and Zebra lines of product are used by professional golfers on the Professional Golf Association ("PGA") Tour, the Senior PGA Tour, the Ladies PGA Tour and the Nike Tour. In addition, the Company operates a professional development golf tour for aspiring PGA Tour players.


      The Company completed an initial public offering of its Common Stock and warrants to purchase Common Stock in December 1996. In January 1997, the Company commenced its extensive marketing and advertising campaign. The Company has produced and aired a variety of television commercials. The Company also has aired its feature "the TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company's print advertisements have appeared in several magazines including Gold Illustrated and Senior Golfer during the months from May through December. Finally, the Company has enlisted over 30 golf professionals to promotional agreements, including Tommy Tolles, Tommy Armour III, Omar Uresti, Tom Byrum, Paul Goydos, George Archer and Jan Stephenson.

      On October 31, 1997 TearDrop Golf Company acquired the assets of Pro Golf Promotions, LLC. The acquisition gave TearDrop the former Powerbilt Golf Tour, a professional development tour for aspiring PGA Tour players, as well as an experienced tour-management team. The tour was immediately renamed "The TearDrop Professional Golf Tour."


      In November 1997, the Company acquired the assets and certain liabilities of the Tommy Armour Golf Company from U.S. Industries for common stock, preferred stock and cash valued at approximately $22.4 Million. With the acquisition, the Company expanded its operations to include a full line of golf clubs and equipment.


      In December 1997, the Company acquired the assets of the Ram Golf Corporation for common stock and cash and assumption of certain liabilities with a value of approximately $4.0 Million. With the acquisition of the Ram assets, the Company's product line was expanded to include Ram irons, woods, wedges and Zebra putters.

      The Company's executive offices are located at 1080 Lousons Road, Union, New Jersey 07083 and its telephone number is (908) 688-4445. The Company was incorporated in South Carolina in 1992 under the name "Teardrop Putter Corporation" and merged into the "TearDrop Golf Company," a Delaware corporation, in October 1996 as part of the Reincorporation. The purpose of the Reincorporation was solely to provide for the reincorporation and 3,333.33-for-one stock split and no change in beneficial ownership occurred as a result of the Reincorporation.

                                  The Offering

Securities Offered                        1,437,500 shares of Common Stock
                                          underlying 1,437,500 Warrants, 125,000
                                          shares of Common Stock included as
                                          part of the Representatives' Purchase
                                          Option, 125,000 Warrants included as
                                          part of the Representatives' Purchase
                                          Option and 125,000 shares of Common
                                          Stock underlying Warrants included as
                                          part of the Representatives' Purchase
                                          Option. Each Warrant entitles the
                                          registered holder thereof to purchase
                                          one share of Common Stock for $5.50
                                          during the five-year period ending on
                                          December 19, 2001. The Company may
                                          redeem the Warrants at a price of $.01
                                          per Warrant on not less than 30 days'
                                          prior written notice if the last sale
                                          price of Common Stock has been at
                                          least 145.5% of the then-exercise
                                          price of the Warrants (initially
                                          $8.00) for the 20 consecutive trading
                                          days ending on the third day prior to
                                          the date on which notice of redemption
                                          is given. See "Description of
                                          Securities."

Common Stock Outstanding Prior to the
Offering (1)                              2,654,857 shares

Common Stock to be Outstanding After
the Offering (1)(2)                       4,342,357 shares

Nasdaq SmallCap Market                    Common Stock: TDRP
Symbols                                   Warrants:     TDRPW

----------

(1) Based on shares outstanding as of the date of this Prospectus. Does not include outstanding options to acquire an aggregate of 1,132,000 shares of Common Stock or up to 1,333,333 shares of Common Stock issuable upon the conversion of the Company's Series A Convertible Preferred Stock.

(2) Assumes the issuance of 1,437,500 shares of Common Stock upon the exercise of Warrants, the issuance of 125,000 shares of Common Stock included as part of the Representatives' Purchase Option and the issuance of 125,000 shares of Common Stock underlying Warrants included as part of the Representatives' Purchase Option.

                                 Use of Proceeds

      The Company may receive up to $9,542,500 of gross proceeds if all of the Warrants are exercised by the Warrant Holders, of which there can be no assurance. Any proceeds received by the

Company from time to time upon exercise of Warrants, less any commissions and expenses, will be used for redemption of the Company's Series A Preferred Stock, for repayment of certain indebtedness to, among others, the Company's Chairman, President and Chief Executive Officer and for working capital and general corporate purposes. The Company will receive no proceeds from the sale of any Warrants or shares of Common Stock by any selling security holders. See "Use of Proceeds."

                                  Risk Factors

      The Securities offered hereby involve a high degree of risk, including, without limitation, the Company's limited operating history; a history of losses and accumulated and stockholders' deficits; the possible need for additional capital; and the highly competitive nature of the sporting goods industry generally and the golf equipment segment specifically. An investment in the Securities offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                          Summary Financial Information

      The summary financial data presented below for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995 is derived from the audited financial statements of the Company included herein. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and the financial statements of the Company, including the notes thereto, appearing elsewhere herein.

                                                    Years Ended December 31,
                                                    ------------------------
                                               1997           1996           1995
                                               ----           ----           ----
Statement of Operations Data:
Sales                                      $ 9,624,000    $   847,358    $ 1,057,306
Loss from operations                        (9,025,000)      (736,098)      (434,637)
Net loss                                    (9,149,000)      (910,365)      (542,425)
Net loss per common share-basic and
diluted                                         $(4.10)        $(1.15)         $(.72)
Weighted average number of common shares
outstanding                                  2,230,397        791,100        750,000

                                                           December 31, 1997
                                                           -----------------
Balance Sheet Data:
Working capital                                               $15,435,000
Total current assets                                           29,591,000
Total assets                                                   40,022,000
Total current liabilities                                      14,156,000
Long term debt                                                 17,661,000
Preferred Stock                                                10,000,000
Accumulated deficit                                           (11,431,000)
Total stockholders' deficiency                                 (1,795,000)

      Unless otherwise indicated, all share, per-share and financial information set forth herein is based upon the weighted average number of shares outstanding, as adjusted to give effect to the Reincorporation.

                                  RISK FACTORS

      An investment in the Shares offered hereby involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should consider carefully, in addition to the other information contained in this Prospectus (including the financial statements and notes thereto), the following factors. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.


      Limited Operating History; History of Losses; Accumulated Deficit; Substantial Losses From and Declining Sales of Tommy Armour. The Company has a short operating history. It commenced operations in August 1992, shipped its first products in 1993 and commenced substantial sales activities in 1994. Although the Company had net sales of approximately $9,624,000 during the year ended December 31, 1997, the Company had losses of $9,149,000 for the year ended December 31, 1997 and has incurred operating losses since its inception. At December 31, 1997, the Company had an accumulated deficit of approximately $11,431,000. In addition, of the Company's sales during 1997, $6,809,000 or approximately 72%, represented primarily sales of Armour products that were discontinued and will not be marketed on a substantial basis in the future. Furthermore, Tommy Armour Golf had a reduction in sales from approximately $56.2 million in 1996 to approximately $32.0 million in 1997 and incurred a pre-tax loss of approximately $31.4 million for its year ended September 30, 1997. The Company believes that the decline in sales and subsequent loss for Tommy Armour Golf were attributable primarily to the introduction of a new line of Ti 100 golf clubs in 1997 and the cessation of production and marketing by Tommy Armour of all other product lines. The Ti 100 line of clubs did not achieve widespread public acceptance and was subsequently discontinued. Nevertheless, no assurance can be given that sales will not continue to decline, that the new line of Tommy Armour golf club, produced by the Company will meet with widespread consumer acceptance, or that the Company will not incur losses in the operation of the Tommy Armour Golf Company in the future. See Financial Statements and "Management's Discussion of Financial Condition and Results of Operations."


      Working Capital Shortfalls; Need for Additional Capital. Since its inception, the Company's internally generated cash flow has not been sufficient to finance its operations. The Company has experienced severe working capital shortfalls in the past, which have restricted the Company's ability to conduct its business. The Company has been primarily dependent upon sales of its equity securities and other financing in order to maintain its operations. The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and Financial Statements.

      Substantial Indebtedness and Repayment Obligations. The Company has borrowed substantial amounts of money to finance the acquisitions of Tommy Armour and Ram and to fund its continuing operations. The Company had total liabilities of approximately $31.8 million at December 31, 1997, approximately $14.2 million of which are current which amounts have increased to date. Of such debt, approximately $17.3 million is payable to CoreStates Bank (the "Bank") pursuant to the Company's revolving line of credit. Interest expense under the Company's credit facility could be substantial in the future. The revolving line of credit is secured by substantially all of the assets of the Company. The Loan Agreement also provides that the Company meet certain financial covenants. At December 31, 1997, the Company was in violation of such covenants and has obtained waivers from CoreStates with respect thereto. The Company is still not in compliance with such covenants and no assurance can be given that the Bank will continue to waive such covenant defaults in the future. In addition, if the Bank were to demand repayment of the entire outstanding borrowings under the facility, the Company would be required to identify alternative financing to satisfy its repayment obligation and to continue its operations. There can be no assurance that any such alternative funding sources will be available on a commercially reasonable basis if at all. If it is unsuccessful in so identifying such financing, the Company may be required to cease operations. The loan agreement with the Bank also contains provisions which restrict certain activities of the Company, including the sales of assets, the declaration of dividends and also provides for various other restrictive covenants, including the continuing participation of Rudy A. Slucker, the Chairman of the Board of Directors, in his current management position. In connection with the acquisition of the assets of the Tommy Armour Golf Company the Company issued 100,000 shares of Series A Preferred Stock to U.S. Industries, Inc. the seller of the Tommy Armour Golf Company and a principal stockholder of the Company. The Series A Preferred Stock is entitled to cumulative dividends at 6% per annum for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases. The Company is subject to certain restrictions with regard to the payment of dividends or distributions or other classes of stock. On November 10, 2002, the Company is obligated to redeem from any source of funds legally available therefore, all of the shares of the Series A Preferred Stock then outstanding at a price of $100 per share of Series A Preferred Stock, subject to adjustment under certain conditions, plus any accrued and unpaid interest. The Certificate of Designation for the Series A Preferred Stock restricts the Company from entering into any agreement that would prohibit or restrict its ability to redeem the Series A Preferred Stock or pay dividends when due except under certain circumstances. In addition, the Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company, including this Offering to apply 70% of the net cash proceeds therefrom to the redemption of the Series A preferred stock.


      Dependence on Key Personnel; Limited Industry Experience. The Company believes its success will depend to a significant extent on the efforts and abilities of certain of its senior management, particularly those of its Chief Executive Officer and Chairman of the Board, Rudy A. Slucker. The Company maintains "key person" life insurance in the amount of $1,000,000 on the life of Mr. Slucker under which the Company is the sole beneficiary. Although the Company has entered into an employment agreement with Mr. Slucker which expires on December 31, 1999, the loss of Mr. Slucker or other key management, marketing or technical employees could have a material adverse effect on the Company's operating results and financial condition. Management has only a limited history in the golf club industry. There is strong competition for qualified personnel in the golf club industry, and the loss of key personnel or an inability on the Company's part to attract, retain and motivate key personnel could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its existing key personnel or attract additional qualified personnel. See "Business-Employees" and "Management."

      Immediate and Substantial Dilution; Higher Per-Share Price Paid by Warrant Holders Upon Exercise of Warrants Compared to Existing Stockholders. Purchasers of the Securities offered hereby will incur an immediate and substantial dilution of approximately 76.5% of their investment in the Common Stock because the net tangible book value of the Company's Common Stock after the Offering will be approximately $1.29 per share as compared with the exercise price of $5.50 per share of Common Stock. Because Warrant Holders upon exercise of the Warrants will pay a substantially higher price per share of Common Stock than the average per-share price paid by existing stockholders, purchasers in this Offering will have a greater loss on their investment than existing stockholders in the event of declines in the market price of the Company's Securities. See "Dilution."


      Dependence upon Endorsements. As an integral part of its marketing strategy, the Company seeks to obtain endorsements of its clubs from touring professionals. Typically, the Company's agreements with its endorsing professionals provide for the use of the professionals' names in connection with the marketing of the Company's clubs and the use of the clubs by such professionals in tournament play. The effect of a particular professional's endorsement on the successful marketing of the Company's clubs, and the heightening of awareness of the Company's brand name, is directly related to the success of such professional in tournament play. However, the amount of remuneration required to be paid or provided by the Company under a typical endorsement agreement is not substantially dependent on the tournament success of such professional. Accordingly, if the Company's endorsing professionals do not have substantial tour victories, the Company likely will receive less exposure, yet would still be required to pay endorsement fees. The Company has entered into endorsement agreements with 25 touring professionals which generally are for three-year terms and provide for certain payments by the Company to the touring professionals in consideration for their using the Company's equipment and bonuses based on tournament performance. In order to succeed with its marketing strategy, the Company intends to continue to enter into endorsement agreements with additional professional golfers. The inability of the Company to maintain its relationships with its existing endorsing professionals, to enter into endorsement agreements with additional professional golfers, or the failure of the Company's endorsing professionals to achieve tournament success, would diminish the effectiveness of the Company's marketing strategy and may result in declining sales. See "Business-Sales and Marketing."


      Risks Associated with Management of Growth, Implementation of Growth Strategy and Potential Inability To Successfully Integrate Acquisitions. The successful implementation of the Company's expansion strategy will be dependent on, among other things, consumer acceptance of the Company's new line of golf products; the reduction of Company costs; the Company's ability to develop and introduce new products to consumers and the marketplace; the Company's ability to enter into endorsement agreements with successful professional golfers; the Company's ability to identify potential acquisition prospects; the establishment of additional distribution arrangements; the hiring and retaining of additional marketing, creative and other personnel; and the successful management of such growth (including monitoring operations, controlling costs and maintaining effective quality, inventory and service controls). As the Company continues to grow, there will be additional demands on the Company's financial, technical and administrative resources. The failure to maintain and improve such resources or the occurrence of unexpected difficulties relating to the Company's expansion strategy, could have a material adverse effect on the Company's business, prospects, results of operations or financial condition. There can be no assurance that the Company will be able to implement successfully its business strategy or otherwise expand its operations. The complete integration and consolidation into the Company of the product lines acquired upon the acquisition of the assets of Tommy Armour and Ram as well as any future corporate acquisitions and new product licensing arrangements will require substantial management, financial and other resources, and could pose significant pressure on the financial condition and operating results of the Company. There can be no assurance that the Company's resources will be sufficient to accomplish such integration, or that the Company will not experience difficulties with customers, personnel or others. In addition, although the Company believes that its acquisition and licensing arrangements will enhance its competitive position and business prospects, there can be no assurance that such benefits will be realized or that the combination of the Company with other companies will be successful. Although the Company regularly evaluates possible acquisition opportunities, the Company is not a party to any agreements, commitments, arrangements or understanding with respect to any such acquisition and there can be no assurance that any such acquisitions will be effected.

      Dependence on Major Customers. The Company's sales to its five largest customers represented approximately 17% of its sales in fiscal 1997 on a pro forma basis giving effect to the acquisitions of substantially all of the assets of Tommy Armour and Ram. Sales to the Company's top customer, Wal-Mart, accounted for approximately $3.6 million of the Company's sales in fiscal 1997 (7.5% on a pro forma basis during fiscal 1997 giving effect to the acquisitions of substantially all of the assets of Tommy Armour and Ram). The Company anticipates that sales to its top five customers will continue to account for a significant percentage of its sales. The Company has no long term commitments or contracts with any of its customers. The loss or decreased sales from one or more of these customers would have a material adverse effect on the Company's business, prospects, results of operations or financial condition. Furthermore, the inability of any of the Company's customers to satisfy any of their obligations to the Company at any time or on a timely basis could have a material adverse effect on the business, prospects, results of operations or financial condition of the Company.


      Dependence on Limited Number of Component Suppliers. The Company assembles all of its clubs at its Morton Grove, Illinois facility. The Company does not manufacture the components required to assemble its golf clubs. The Company relies on a limited number of suppliers for club heads, shafts and grips. The Company does not have written supply agreements with any of its current suppliers. Therefore, the Company's success will be dependent on maintaining its relationships with existing suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of components from the Company's suppliers or any diminution of quality resulting from such supplier's insufficient controls or inadequate component testing, would have a material adverse effect on the Company's business, operating results and financial condition. Further, given the highly seasonal nature of the golf equipment industry, such adverse effect would be exacerbated should any supply delay or quality problem occur immediately prior to or during any six month period ending June 30 (the period during which sales of golf equipment generally are expected to be the highest). See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business-Assembly."

      Consumer Preferences and Industry Trends. The golf industry is characterized by the frequent introduction of new products and services, and is subject to changing consumer preferences and industry trends, which may adversely affect the Company's ability to plan for future design, development and marketing of its products and services. The Company's success will depend on the Company's ability to anticipate and respond to these and other factors affecting the industry. Moreover, if a downturn occurs in the economy, the leisure industry, including the golf industry, may be particularly vulnerable. There can be no assurance that the Company will be able to anticipate and respond quickly and effectively to changing consumer preferences and industry trends or that competitors will not develop and commercialize new products that render the Company's products and services obsolete or less marketable.

      Use or Proceeds to Redeem Series A Preferred Stock; Broad Discretion in Application of Proceeds; Benefits to Insiders. Approximately $6.3 million (70%) of the net proceeds of this offering will be used for the redemption of the Company's Series A preferred stock held by U.S. Industries, Inc. and $2.3 million (25.6%) of the estimated net proceeds of this offering have been allocated to working capital and general corporate purposes. Accordingly, the Company will have broad discretion as to the application of the proceeds of the offering. Additionally, approximately $400,000 (4.4%) of the proceeds will be used to repay indebtedness to Rudy A. Slucker, the Company's Chairman of the Board of Directors. John Raos, a member of the Board of Directors of the Company, is the President of U.S. Industries, Inc.



      International Sales; Reliance on Limited Number of Foreign Distributors. During the year ended December 31, 1997, sales to international customers, accounted for approximately 24% of the Company's net sales on a pro forma basis. The Company has subsidiaries in Canada and the U.K. from which sales in those countries and parts of Europe are conducted. The Company also engages in foreign distributors to market and sell the Company's products in other countries. Although the Company works closely with its foreign distributors, the Company cannot directly control such distributors' sales and marketing activities and, accordingly, cannot manage the Company's product sales in these foreign markets in which such distributions operate. The Company's foreign distributors may also distribute, either on behalf of themselves or other golf club manufacturers, other product lines, including product lines that may be competitive with those of the Company. There can be no assurance that these distributors will effectively manage the sale of the Company's products worldwide or that their marketing efforts will prove effective. Additionally, the Company's international sales may be disrupted or adversely affected by events beyond the Company's control, including currency fluctuations and political or regulatory changes. See "Business-Sales and Marketing."


      New Products; USGA Regulation. The Company believes that the introduction of innovative technologies and club designs will be crucial to its future success. New models and basic design changes are frequently introduced into the golf club market but are often met with consumer rejection. Although the Company has achieved certain successes in the introduction of its golf putters, no assurance can be given that the Company will be able to continue to design and manufacture golf clubs that meet with market acceptance. In addition, prior successful designs may be rendered obsolete within a relatively short period of time as new products are introduced into the market. There can be no assurance that the Company will be able to continue to design innovative products that can achieve market acceptance.


      The design of new golf clubs is also greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA standards. To the extent that the Company's clubs are ruled ineligible under USGA standards, even non-professional golfers will likely be unwilling to purchase them. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be revised in ways that adversely affect the sales of the Company's products. See "Business-Products" and "-Regulatory Matters."


      Management of Growth. The Company's ability to manage its growth effectively will require it to hire additional management personnel to improve its operational, financial and management information systems, to accurately forecast sales demand and calibrate manufacturing to such demand, to control its overhead, to manage its advertising and marketing programs in conjunction with actual demand, and to attract, train, motivate and manage its employees effectively. If the Company's management is unable to manage growth effectively, the Company's operating results and financial condition will be adversely affected.

      Seasonal Business; Quarterly Fluctuations. Golf is primarily a warm weather sport. The purchasing decisions of most customers are typically made in the fall and a vast majority of sales are expected to occur during the first six months of the year. In addition, quarterly results may vary from year to year due to the timing of new product introductions, orders and sales, advertising expenditures, promotional periods and shipments. Accordingly, comparisons of quarterly information of the Company's results of operations may not be indicative of the Company's overall annual performance. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and "Business-Sales and Marketing."

      Susceptibility to General Economic Conditions. Sales of golf equipment have historically been dependent on discretionary consumer spending. As a result, the Company's revenues will be subject to fluctuations based upon general economic conditions in the United States and in the foreign countries where the Company sells its products. If there is a general economic downturn or recession in the United States or in foreign countries in which the Company markets its clubs, general consumer spending on golf equipment could be expected to decline, which would have a material adverse effect on the Company's business, operating results and financial condition.

      Uncertainty of Proprietary Rights; Expense of Intellectual Property Litigation. The Company relies on a combination of patents, trademarks and trade secret protection to establish and protect the proprietary rights it has in its products. The ability of the Company's competitors to acquire technologies or other proprietary rights equivalent or superior to those of the Company or the inability of the Company to enforce its proprietary rights would have a material adverse effect on the Company's operating results and financial condition. There can be no assurance that the Company's competitors will not independently develop or acquire patented or other proprietary technologies that are substantially equivalent or superior to those of the Company. There also can be no assurance that the measures adopted by the Company to protect its proprietary rights will be adequate to do so or that the Company's products do not infringe on third party intellectual property rights, including patents. Intellectual property matters are frequently litigated on allegations that third-party proprietary rights have been infringed. The Company may have to defend against such lawsuits, which could be expensive and time-consuming. See "Business-Proprietary Rights."


      Extremely Competitive Industry. The market for high quality, premium-priced golf clubs is highly competitive and includes a number of well-established companies that have more readily recognizable brand names and a larger, more widely known corps of endorsing golf professionals, as well as greater market access and financial resources than the Company. Many purchasers of premium clubs desire golf clubs that feature the most recent technology, innovative designs and recognized brand names. Additionally, purchases are often made based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of the Company's control. Golfers' subjective preferences are subject to rapid and unanticipated changes. As a result, the Company will face substantial competition from existing and new companies that market golf clubs which are perceived to enhance performance, are visually appealing or appeal to other consumer preferences. In addition, the golf club industry is dominated by a small number of very large corporations such as Callaway, Taylor Made and Fortune Brands, which owns Titleist and Cobra, that have substantial shares of the market and substantially greater financial and other resources than the Company. Further, the golf club industry is subject to rapid and widespread imitation of golf club designs which, not withstanding the existence of any proprietary rights, could further hamper the Company's ability to compete. The Company faces competition on the basis of price, reputation and qualitative distinctions among available products. There can be no assurance as to the market acceptance of the Company's golf clubs in relation to its competition. See "Business-Competition."


      Broad Discretion in Application of Net Proceeds. The Company intends to use approximately 25% of the net proceeds received upon the exercise of the Warrants, the amount of which there can be no assurance, for working capital and general corporate purposes, and accordingly, management will have broad discretion in the application of such proceeds. See "Use of Proceeds."


      Use of Portion of Proceeds of Exercise of Warrants to Repay Insider Indebtedness. The Company has agreed to allocate $400,000 (plus interest) of the proceeds, if any, received by the Company upon the exercise of the Warrants to repayment of indebtedness owed by the Company to Rudy Slucker, President and Chairman of the Board of the Company. See "Use of Proceeds" and "Certain Transactions."


      Control of the Company by Officers and Directors. The Company's officers and directors beneficially own approximately 60% of the outstanding shares of the Company's Common Stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. The concentration of ownership could delay or prevent a change in control of the Company. See "Management" and "Principal Stockholders."


      Potential Limited Trading Market; Possible Volatility of Stock Price; Potential Effects of "Penny Stock" Rules. Although the Common Stock and Warrants are quoted on the Nasdaq SmallCap Market, in order to continue such quotation, the Company must satisfy certain maintenance criteria. The failure to meet these maintenance criteria may result in the Common Stock or Warrants no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock and the Warrants would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Securities. In addition, if the Common Stock was to become delisted from trading on Nasdaq and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock and Warrants, which could severely limit the liquidity of the Common Stock and Warrants and the ability to sell the Common Stock and Warrants in the secondary market.

      The exercise price and other terms of the Warrants were established by negotiation between the Company and the underwriters for the Company's initial public offering and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock or the Warrants may experience substantial difficulty in selling their Securities. The trading price of the Company's Common Stock and Warrants is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of technological innovations by the Company or its competitors, general conditions in the golf club industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Underwriting."

      Shares Eligible for Future Sale. Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock or the Warrants. See "Shares Eligible for Future Sale."

      Current Prospectus and State Blue Sky Registration Required to Exercise Warrants. The Company will be able to issue shares of its Common Stock upon exercise of the Warrants only if there is then a current prospectus relating to such Common Stock and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of the Warrants reside. The Company has undertaken to file and keep current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to seek to qualify for sale the shares of Common Stock underlying the Warrants in those states in which the securities are to be offered, no assurance can be given that such qualification will occur. The Warrants may be deprived of any value and the market for the Warrants may be limited if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants then reside. See "Underwriting."

      Potential Adverse Effect of Redemption of Warrants. The Warrants may be redeemed by the Company at any time at a redemption price of $.01 per Warrant on not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days during a period ending on the third trading day prior to the date of the notice of redemption. Notice of redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, to sell the Warrants at the current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price which would be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities-Warrants."


      Effect of Outstanding Options and Warrants and Potential Issuances of Bonus Shares. As of the date of this Prospectus, there are outstanding options to purchase an aggregate of 1,195,500 shares of Common Stock at per-share exercise prices ranging from $2.50 to $7.425. The Company has reserved 450,000 shares for issuance under the 1996 Employee Stock Option Plan, has granted five-year options to acquire 500,000 shares of Common Stock to Rudy A. Slucker, the Chairman of the Board, President and Chief Executive Officer of the Company and has granted options to purchase up to an aggregate of 92,600 shares of Common Stock to touring golf professionals who perform consulting and promotional services for the Company. Under the promotional agreements with the Company's golf professionals, the Company may be required to grant additional stock options if the professional satisfies certain conditions such as winning a golf tournament. If the Company's professionals win a large number of tournaments, the number of additional options granted could be substantial. The exercise of such outstanding options, the Warrants and Representatives' Purchase Option would dilute the then-existing stockholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such stock options could adversely affect prevailing market prices for the

Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such stock options. The Company's employment agreement with Rudy A. Slucker, its Chairman and Chief Executive Officer provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1998. Such bonus will be payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company. The issuance of these additional shares could also have an adverse effect on the liquidity of the Company's Common Stock. See "Management-Employee Benefit Plans," "Certain Transactions," "Description of Securities" and "Underwriting."

      Potential Adverse Effects of Preferred Stock Issuance. The Board of Directors has the authority, without further stockholder approval, to issue up to 900,000 shares of preferred stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of any such series. The issuance of preferred stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such an issuance could result in a class of securities outstanding that would have dividend, liquidation, or other rights superior to those of the Common Stock or could make a takeover of the Company or the removal of management of the Company more difficult. There are issued and outstanding 100,000 shares of series A Preferred Stock. The Board of Directors does not currently intend to issue any additional shares of preferred stock in the forseeable future. See "Description of Securities-Preferred Stock."

      Dividends Unlikely. The Company has never declared or paid dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. In addition, the payment of dividends by the Company is restricted pursuant to the Loan Agreement with CoreStates and under the Certificate of Designation of the Company's Series A Preferred Stock. See "Dividend Policy."

                                    DILUTION


      The difference between the per share exercise price of the Warrants per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities without giving effect to the Series A Redeemable Preferred Stock) by the number of outstanding shares of Common Stock. As of December 31, 1997, the Company had a net tangible book value of $2,916,000, or approximately $1.10 per share of Common Stock (based on 2,654,857 shares of Common Stock outstanding at December 31, 1997). After giving effect to the exercise of the Warrants (less commissions and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been $5,621,000, or approximately $1.29 per share. This represents an immediate increase in net tangible book value of approximately $.19 per share to existing stockholders and an immediate dilution of approximately $4.21 per share or approximately 76.5% to Warrant Holders who exercise the Warrants. The Company will not receive any proceeds from the sale of any shares of Common Stock or Warrants by selling security holders.


      The following table illustrates the per share dilution without giving effect to operating results of the Company subsequent to December 31, 1997.


   Public offering price of the Common Stock                          $5.50


        Pro forma net tangible book value before Offering        $2,916,000


        Increase attributable to investors in this Offering       2,705,000

   Pro forma net tangible book value after Offering               5,621,000

   Dilution to investors in this Offering                        $4.21 per share


      The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid, and the average price per share paid by existing stockholders and by Warrant Holders who exercise the Warrants.



                                Number of               Amount of                  Average
                                Shares                  Total                      Price Per
                                Purchased    Percent    Consideration   Percent    Share
                                ---------    -------    -------------   -------    -----
Existing stockholders           2,654,857     61.1        9,821,801      50.7      $3.70
Investors in this Offering      1,687,500     38.9        9,542,500      49.3      $5.65
                                ---------     ----       ----------      ----
       Total                    4,342,357    100.0%      19,364,301     100.0%




      The foregoing analysis assumes the exercise of all the Warrants, the Representatives' Purchase Option and the Warrants included in the Representatives' Purchase Option. The foregoing analysis also assumes no exercise of outstanding options or conversion of any shares of Series A Redeemable Preferred Stock. In the event any such options or warrants are exercised, the percentage ownership of the investors in this Offering will be reduced and the dilution per share of Common Stock to investors in this Offering will increase.

                                 USE OF PROCEEDS


      If the Warrants are exercised in full, the Company will receive net proceeds of approximately $9,016,000, after deducting commissions and estimated expenses. Up to approximately $6,311,000 of the net proceeds (70%) will be paid to U.S. Industries, Inc. in redemption of shares of Series A preferred stock at the rate of $100 per share. The Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company or any of its subsidiaries for cash or partially for cash, simultaneously with the receipt of the cash proceeds of such transaction, to apply 70% of the net cash proceeds therefrom to the pro rata redemption of then outstanding Series A preferred stock. The next $400,000 of such proceeds will be used to repay certain indebtedness owed by the Company to Rudy A. Slucker. This debt represents $400,000 of principal owed to Mr. Slucker payable with interest at 8% per annum upon the earlier of the exercise of the Warrants offered hereby (to the extent proceeds derived therefrom are sufficient to make repayment) and December 19, 1999.


      The balance of the net proceeds will be allocated for working capital and general corporate purposes including, among other things, payment of expenses incurred or to be incurred by the Company in connection with its operations, costs associated with additional inventory, payment of general corporate expenses, including salaries of additional officers and financial and management personnel.

      The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission (the "Commission"), the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant if the exercise was solicited by one of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrant holder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

      The foregoing represents the Company's best estimate of the allocation of the net proceeds of the exercise of the Warrants based upon the Company's currently contemplated operations, business plans, as well as current economic and industry conditions, and is subject to reapportionment among the categories listed above or to new categories in response to, among other things, changes in the Company's plans, unanticipated future revenues and expenditures, and unanticipated industry conditions. The amount and timing of expenditures will vary depending on a number of factors, including, without limitation, the results of operations and changing industry conditions. To the extent deemed appropriate by management, the Company may acquire fully developed products or businesses that are complementary to the Company's operations and which, in the opinion of management, facilitate the growth of the Company and enhance the market penetration or reputation of its products. To the extent that the Company identifies any such opportunities, an acquisition may involve the expenditure of significant cash or the issuance of Common Stock. Any expenditure of cash will reduce the amount of cash available for working capital or marketing and advertising activities. The Company's current corporate policy would not prohibit any such transactions between the Company and any business or company in which management or any affiliate or associate of any member of management have an ownership interest, but would require that the terms of any such transaction be on terms no less favorable to the Company as those that could be obtained from an independent third party. No such transaction is currently under consideration and, in any case, would require the approval of the Company's audit committee, a majority of which is comprised of independent directors.

      The Company's expenditures and commitments for advertising and marketing have been substantial and the Company must continue to incur such costs in order to continue to increase consumer awareness of its products. If the Company's sales do not increase substantially to cover its expenditures, it will be required to limit its advertising expenditures and expansion plans or seek additional financing in order to continue operations. There can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all, when required by the Company. The inability to obtain additional financing when needed would have a material adverse effect on the Company's liquidity, and, as a result, the Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell some or all of its assets. See "Management's Discussion and Analysis of Financial Condition and Plan of Operations."

      Proceeds not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade short-term interest-bearing investments.

                            PRICE RANGE OF SECURITIES


      The Company's Common Stock and Warrants have been quoted on the Nasdaq SmallCap Market under the symbols "TDRP" and "TDRPW", respectively, since December 20, 1996. The following table sets forth the high and low bids for the Common Stock and Warrants as reported by the Nasdaq Stock Market for the periods indicated.


      These amounts, which have rounded to the nearest eighth, represent quotations between dealers and do not include retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

Common Stock
Quarter Ended                         High                      Low
-------------                         ----                      ---
December 31, 1996                    $5 3/4                    $4 3/4
March 31, 1997                       $6 1/4                   $3 15/16
June 30, 1997                        $4 1/2                    $2 3/8
September 30, 1997                  $5 11/16                  $2 1/16
December 31, 1997                   $7 7/16                   $4 4/14

Warrants
Quarter Ended                         High                      Low
-------------                         ----                      ---
December 31, 1996                    $1 1/4                      $1
March 31, 1997                       $1 1/2                     $3/4
June 30, 1997                        $15/16                     $1/2

September 30, 1997                  $1 7/16                     $1/4
December 31. 1997                   $2 5/16                   $1 1/16

As of March 20, 1998, the Company believes that there were in excess of 400 beneficial holders of its shares of Common Stock. There is one holder of the Company's Series A Preferred Stock.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at December 31, 1998 on a historical basis and as adjusted to give effect to the sale by the Company of all shares of Common Stock upon the exercise of all of the Warrants and the Representatives' Purchase Option.

                                                          December 31, 1997

                                                         Actual   As Adjusted(1)
                                                         ------   --------------


      Long term debt                                  $ 17,661,000  $17,261,000
                                                      ------------

      Preferred Stock, $100 par value, 100,000 shares
      issued and outstanding Series A cumulative
      convertible preferred                             10,000,000    3,689,000
                                                      ------------  -----------

      Stockholders' equity (deficiency):
      Common stock, $.01 par value, authorized
      10,000,000 shares, issued and outstanding
      2,654,857 shares (4,342,357 as adjusted)              27,000       44,000
      Preferred stock, $.01 par value, authorized
      900,000 shares, issued and outstanding none

      Capital in excess of par value                     9,634,000   18,633,000

      Currency translations adjustment                     (25,000)     (25,000)

      Accumulated deficit                              (11,431,000) (11,431,000)
                                                      ------------  -----------
             Total stockholders' equity (deficiency)    (1,795,000)   7,221,000
                                                      ------------  -----------
                    Total capitalization              $ 25,866,000  $28,171,000
                                                      ============  ===========

----------

(1) Gives effect to the sale by the Company of shares of Common Stock upon the exercise of all the Warrants, the sale of 125,000 shares of Common Stock included as part of the Representatives' Purchase Option and the sale of 125,000 shares of Common Stock underlying Warrants included as part of the Representatives' Purchase Option. Does not include the exercise of outstanding options to acquire an aggregate of 1,132,000 shares of Common Stock or up to 1,333,333 shares of Common Stock issuable upon the exercise of the Company's Series A Convertible Preferred Stock.


                                 DIVIDEND POLICY

      The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends by the Company is restricted pursuant to the Loan Agreement with CoreStates and under the Certificate of Designation of the Company's Series A Preferred Stock. See "Description of Business Acquisition of Tommy Armour Golf Company" and "Management's Discussion and Analysis of Financial Condition and
Results of Operations Capital Resources and Liquidity."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

      Overview

      The Company was incorporated under the laws of Delaware in September 1996. In October 1996, the Company merged with the TearDrop Putter Corporation, which was formed in 1992. The Company designs, develops, manufactures and markets throughout the world high-quality, premium priced golf clubs, including its (a) TearDrop line of putters; (b) its Armour line of irons and woods; (c) its Ram line of irons, woods and wedges, and (d) its Zebra putters. The Company's lines of products are used by golfers throughout the world, including professional golfers on the Professional Golf Association ("PGA") Tour, the Senior PGA Tour, the Ladies PGA Tour and the Nike Tour. In addition, the Company operates a professional developmental golf tour for aspiring PGA Tour players.

      The Company introduced its first product, the TearDrop putter, in 1993 and commenced significant marketing and sales activities in 1994. The Company completed an initial public offering of its common stock in December 1996. In January 1997, the Company commenced a substantial television and print advertising campaign, including the production and airing of a television infomercial and a series of television commercials. The costs to produce and air the infomercial and television commercials was substantial and resulted in losses as the Company continued to roll out its advertising campaign in the first three quarters of 1997. The advertising campaign was intended to increase awareness and exposure of the Company's products as the Company did not believe that sales would increase at the same rate as expenditures.

      In the fourth quarter of 1997, the Company completed three acquisitions:

      (a) In October, the Company acquired the assets of Pro Golf Promotions, LLC, a professional developmental tour for aspiring PGA Tour players for 50,000 shares of the Company's common stock. The tour was immediately renamed "The TearDrop Professional Golf Tour".

      (b) In November, the Company acquired substantially all of the assets of the Tommy Armour Golf Company ("Armour") from U.S. Industries, Inc. for common stock, preferred stock and cash valued at approximately $22.4 million.

      (c) In December, the Company acquired certain assets and assumed certain liabilities of the Ram Golf Corporation ("Ram") for common stock and cash with a value of approximately $4.0 million.

      Neither Armour nor Ram were profitable in 1997 or 1996 and both businesses had substantial declines in sales from 1996 to 1997. Armour incurred losses of $19.1 million and $399,000 with sales of $32.0 million and $56.2 million for its fiscal years ended September 30, 1997 and 1996, respectively and Ram incurred losses of $4.1 million and $307,000 with sales of $14.0 million and $19.4 million for the years ended December 31, 1997 and 1996, respectively.

      Since the acquisitions were completed, the Company has devoted substantial efforts to reduce costs, eliminate unprofitable product lines and focus on marketing of high quality products. However, there can be no assurance that the Company will be able to operate the combined enterprises successfully or reverse the history of losses that each of the Company, Ram and Armour have incurred in the past.

      The Company believes that an important element for increasing awareness and demand for its golf clubs is the building of a corps of touring professional golfers that will endorse, use and win with the Company's clubs. Accordingly, as an integral part of its marketing strategy, the Company continually seeks to obtain professional endorsements of its clubs. The Company has entered into endorsement agreements, of up to three years, with professional players on the PGA Tour, the Senior PGA Tour, the Ladies PGA Tour, the Nike Tour and players on foreign tours which provide for base payments in consideration of the use of the professionals' names in connection with the marketing of the Company's clubs and the use of the clubs by such professionals in tournament play. In addition, bonus payments that could be substantial may be made based upon tournament performance, standings on the official money list, and being named to the Ryder Cup or President Cup teams. The Company has granted stock options to certain of its endorsing professionals and intends to continue to do so in the future. During 1997, the Company recorded compensation expense of $97,000 in connection with the grant of such options on the date of grant. On January 1, 1998, the Company granted additional options to golf professionals with respect to which the Company also expects to record a charge to earnings. The effect of a particular professional's endorsement on the successful marketing of the Company's clubs, and the heightening of awareness of the Company's name, may be directly related to the success of such professional in tournament play. The Company, however will be required to compensate a professional whether or not he or she is successful. For 1998, the Company has entered into endorsement agreements which will require the payment of a minimum of approximately $1.9 million should each of the professionals use and endorse the Company's products as provided in the agreements. In addition, the Company anticipates that it will devote substantial capital to advertising and marketing during the next year.

      The Company maintains an in-house research and development and design department. In addition, the Company works closely with component manufacturers, independent design consultants and the Company's endorsing golf professionals in the design and development of new products and product improvements. The ability of the Company to introduce new products or product improvements is directly related to the efforts and success of this research and development effort.

      The Company does not manufacture the components required to assemble its golf clubs, relying instead on a number of component suppliers, both domestic and foreign. The Company's success in assembling its products will be dependent, in part, on maintaining its relationships with its existing suppliers and developing relationships with new suppliers.

      The Company believes that there are readily available alternative sources for each of the components comprising its clubs, although there can be no assurance of this. Any significant delay or disruption in the supply of components from the Company's suppliers or any quality problems with the supplier's components would delay the Company's delivery of finished products and adversely affect current sales and could adversely affect future sales potential if customers lose faith in the Company's ability to deliver a high-quality product on a timely basis. Further, given the highly seasonal nature of the golf equipment industry, such adverse effect would be exacerbated should any such supply delay or quality problem occur immediately prior to or during the six-month period ending June 30 (the period during which sales of golf equipment have historically been the highest).

      Results of Operations

      Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

      The Company had sales of $9,624,000 for the year ended December 31, 1997 compared to sales of $847,000 for the year ended December 31, 1996, an increase of $8,777,000 or approximately 1036%. Sales from the TearDrop putter line were $2,815,000 in 1997 compared to $847,000 in 1996, an increase of 232%, which reflects the effects of the advertising campaign initiated in 1997 following the initial public offering and the resulting acceptance of the TearDrop putter in the marketplace. Sales of Armour products, following the acquisition in November 1997, were $6,809,000, which represented primarily products that have been discontinued and will not be marketed on a substantial basis in the future.


      Cost of sales were $7,543,000 (78.4% of sales) for the year ended December 31, 1997, compared to $407,000 (48.1% of sales) for the year ended December 31, 1996, an increase of $7,136,000. The increase in cost of sales as a percentage of sales reflected the high cost of the Armour products that were sold during December, generally for reduced prices. Gross margins on the TearDrop line of products increased from 52% in 1996 to 69% in 1997. The increase in gross margins is a result of a higher average selling price and lower unit cost per product sold. Gross margins on the Armour line of products were 2.0% reflecting the sale of discontinued inventory at lower prices following the acquisition.


      Selling, general and administrative expenses were $11,106,000 for the year ended December 31, 1997 or 115.4% of sales, compared to $1,176,000 for the year ended December 31, 1996 or 139% of sales, an increase of $9,930,000. Of this increase, $3,222,000 is attributable to selling, general and administrative expense of the Armour operations from the date of acquisition. In addition, in 1997, the Company invested heavily in infomercial and advertising production and airtime costs in order to increase awareness of its product line. Also, because of the growth of the Company, additional sales, marketing, finance and administrative personnel were hired in the latter part of 1996 and in 1997. The Company also incurred expenses in moving its operating facilities in August 1997 from South Carolina to New Jersey. Selling, general and administrative expenses also includes $438,000 representing compensation expense representing the difference between the exercise price and the fair value of stock options to purchase 250,000 shares of Common Stock granted to Rudy Slucker, the Company's Chief Executive Officer, in December 1997.

      Interest expense, net of interest income, was $124,000 for the year ended December 31, 1997 compared to $174,000 for the year ended December 31, 1996. For 1997, the expense reflects the interest on the line of credit necessary to effect the Armour and Ram acquisitions, net of income from investment during the year, of funds obtained from the initial public offering. For 1996, the expense reflects interest on loans, principally from stockholders, until the initial public offering was completed.

      As a result of the increased expenses and costs related to the growth of the Company and the expansion through acquisition, the Company experienced a net loss of $9,149,000, or $4.10 per common share, for the year ended December 31, 1997 compared to a net loss of $910,000 or $1.15 per common share, for the year ended December 31, 1996.

      Tommy Armour Golf Fiscal Year Ended September 30, 1997 Compared to Fiscal Year Ended September 30, 1996

      Tommy Armour Golf ("TAG") had sales of $32.0 million in the fiscal year ended September 30, 1997 ("Fiscal 1997") as compared to sales of $56.2 million in the fiscal year ended September 30, 1996 ("Fiscal 1996"), a decrease of 43%.

This decrease is attributable primarily to the introduction by TAG of a new line of golf clubs in 1997, the Ti100's, and the cessation of production and marketing of all other product lines. The Ti100 line of clubs did not meet TAG's expectations in the marketplace, nor did it achieve widespread public acceptance, and as a result, sales revenues dropped off significantly.

      Cost of sales for Fiscal 1997 were $26.6 million, or 83.1% of sales, as compared to $29.0 million, or 51.6% of sales, for Fiscal 1996. Of this amount, approximately $4.1 million was attributable to reserves established for returns of the Ti100 clubs, approximately $3.0 million for reserves for obsolescence on the Ti100 and other product lines, $1.5 million due to inefficiencies and variances in production of the Ti100 in the TAG manufacturing facility and the remainder of the difference due primarily to product mix and lower margins on products sold in Fiscal 1997 as compared to those products sold in Fiscal 1996.

      Selling, general and administrative and research and development expense for Fiscal 1997 was $35.4 million (110% of sales) as compared to $25.2 million (44.8% of sales) in Fiscal 1996. The increase in $10.2 million is attributable to the marketing and advertising expense incurred in promoting the new Ti100 golf club and expenses incurred in connection with a restructuring of the TAG operation and resultant reserves established.


      Other expense, net for Fiscal 1997 was $1.4 million as compared to $2.6 million for Fiscal 1996. The primary reasons for the decrease were a reduction in interest charged to TAG by its parent of $.4 million from Fiscal 1996 to Fiscal 1997 and the receipt in Fiscal 1997 of transitional service income of approximately $.5 million which resulted from the sales during such period of a disposed-of product line.


      As a result of the decreased sales and increased costs, TAG's pre-tax loss for Fiscal 1997 was $31.4 million as compared to a pre-tax loss of $.5 for Fiscal 1996.

      Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

      The Company had sales of $847,000 during the year ended December 31, 1996 as compared to sales of $1,057,000 during the year ended 1995, a decrease of approximately 20%. This decrease is attributable to difficulties initially encountered by the Company in developing the manufacturing molds for its new line of clubs introduced in late 1995, which resulted in the Company's inability to produce and deliver clubs during the important Spring 1996 buying season. Because of these delays, the Company was unable to fill orders until late into spring 1996, resulting in substantially reduced sales during the nine months ended December 31, 1996.

      Cost of sales was $408,000 ($48% of sales) during the year ended December 31, 1996 as compared to $549,000 (52% of sales) during the year ended December 31, 1995. This decline in costs is directly attributable to reduced sales during the first half of 1996 resulting from the difficulties encountered in developing necessary manufacturing molds. Because of the reduction in production during the year ended December 31, 1996, the Company had reduced machining and milling costs during such period. However, because the Company purchased the milling equipment necessary for the production of the golf club heads in April 1996, reducing the per-club manufacturing cost, there was a slight decline in cost of sales as a percentage of sales.

      During the year ended December 31, 1996, selling, general and administrative expenses were $1,176,000 (139% of sales) as compared to $943,000 (89% of sales) during the year ended December 31, 1995. This increase was attributable to the Company's overall growth, including the hiring of additional marketing and sales personnel and stepped up marketing activities.

      As a result of increasing expenses and costs relating to the growth of the Company, the Company experienced a net loss of $910,000, or $1.15 per common share, during the year ended December 31, 1996 and $542,000, or $.72 per common share, during the year ended December 31, 1995. The Company's inability to offset such increased costs and expenses by increasing its sales (as a result of the aforementioned production delays), resulted in the increase in net loss during the year ended December 31, 1996 as compared to the same period of the prior year.

      Liquidity and Capital Resources


      At December 31, 1997, the Company had net working capital of $15,435,000 and $17,261,000 was payable to CoreStates Bank under the line of credit described below. Nevertheless, the Company had a total stockholders' deficiency of $1,795,000.


      Pursuant to a Loan and Security Agreement between the Company and CoreStates Bank, N.A. CoreStates provided a $25 million revolving credit facility (the "Credit Facility") to the Company to finance the acquisition of the assets of Tommy Armour and Ram and the Company's working capital and general corporate expenditures. The Company drew down $10 million under the Credit Facility to fund the cash payment for Armour and $2,668,009 under the Credit Facility to fund the cash payment for Ram. Funds extended pursuant to the Credit Facility accrue interest at the prime rate minus 1/2% or LIBOR plus 2% per annum. The Credit Facility is secured by substantially all of the assets of the Company, including the assets acquired in connection with the Acquisition. The Loan Agreement contains restrictions on certain of the Company's activities, including, but not limited to, the payment of dividends, redemption of securities and the sale of assets outside the ordinary course of the Company's business. The Loan Agreement also provides that the Company meet certain financial covenants. At December 31, 1997, the Company was in violation of such covenants and has obtained waivers from CoreStates with respect thereto. The Company is still not in compliance with such covenants and no assurance can be given that the Bank will continue to waive such covenant defaults in the future.

      In 1996, the Company issued a note to the Company's Chief Executive Officer for $400,000 which bears interest at 8% and is due on the earlier of December 19, 1999 or upon the exercise of all of the warrants issued by the Company in connection with its initial public offering. Additional shareholder loans aggregating approximately $432,000 were repaid in 1997. Interest expense on all shareholder loans aggregate approximately $32,000 and $112,000 for the years ended December 31, 1997 and 1996, respectively.

      The Company's credit terms range from 30 days to 90 days, depending on the type of account. Cash needs are highest in the first quarter of the year, as inventories are being purchased and, while product is being shipped to customers, the cash receipts from those sales are still up to 90 days away. In addition, a significant financial commitment is made for advertising during the first quarter of the year.

      The Company does not have any significant capital expansion plans at the present time and any capital expenditures will be financed from internally generated funds. There can be no assurance, however, that the current line of credit is sufficient to allow the Company to meet its needs, particularly if sales do not increase or if the Company encounters operational difficulties.

      During 1998, the Company anticipates that it will spend in excess of $15 million on advertising. The Company is obligated to pay a minimum of $450,000 in 1998 under an advertising agreement with the Golf Channel.

      The statements of cash flows for the Company for the years ended December 31, 1997 and 1996 is summarized below:

                                                         1997          1996


        Net cash used by operating activities       $   7,092,000   $  737,000
        Net cash used in investing activities          14,448,000       15,000
        Net cash provided by financing activities      17,313,000    5,245,000


      In connection with the acquisition of the assets of the Tommy Armour Golf Company, the Company issued 100,000 shares of Series A Preferred Stock. The Series A Preferred Stock is entitled to cumulative dividends at 6% per annum for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases if the Company is unable to comply with its obligations under the Registration Agreement described below. The Company is subject to certain restrictions with regard to the payment of dividends or distributions or other classes of stock. The Series A Preferred Stock is convertible into shares of Common Stock at any time at the rate of $7.50 per share, subject to adjustment under certain conditions. The Series A Preferred Stock shall rank with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding up of the Company, senior to all classes or series of common stock, preferred stock or other securities of the Company. On November 10, 2002, the Company shall redeem from any source of funds legally available therefore, all of the shares of the Series A Preferred Stock then outstanding at a price of $100 per share of Series A Preferred Stock, subject to adjustment under certain conditions, plus any accrued and unpaid interest. The Certificate of Designation for the Series A Preferred Stock restricts the Company from entering into any agreement that would prohibit or restrict its ability to redeem the Series A Preferred Stock or pay dividends when due except under certain circumstances. In addition, the Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company or any of its subsidiaries for cash or partially for cash, simultaneously with the receipt of the cash proceeds of such transaction, to apply 60% of the net cash proceeds therefrom to the pro rata redemption of then outstanding Series A Preferred Stock.

      Year 2000 Modifications

      The Company recognizes the potential business impacts related to the Year 2000 computer system issue. The issue is one in which computer systems may recognize the designation "00" as 1900 when it means 2000, resulting in system failure or miscalculations. The Company began to address the Year 2000 issue in 1997, and continues to implement measures to ensure its business operations are not disrupted. The Company estimates that it will spend approximately $165,000 above normal operating costs in order to comply with Year 2000 issues.

      Seasonality

      The purchasing decisions of most customers are typically made in the autumn and a vast majority of sales are expected to occur during the first six months of the year. In addition, quarterly results may vary from year to year due to the timing of new product introductions, orders and sales, advertising expenditures, promotional periods and shipments. Accordingly, comparisons of quarterly information of the Company's results of operations may not be indicative of the Company's overall annual performance.

      Forward Looking Statements

      When used in this and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "expects," "plans," "will continue," "is anticipated," "estimated", "project" or "outlook" or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and other aspects of the Company's business and operations are described in "Risk Factors." The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

                                    BUSINESS

General

      TearDrop Golf Company (the "Company" or "TearDrop") designs, develops and markets throughout the world high-quality, premium priced golf clubs, including its (a) TearDrop line of putters; (b) its Armour line of irons and woods; and
(c) its Ram line of irons, woods, and wedges; and (d) Zebra putters. The TearDrop, Armour and Ram lines of product are used by professional golfers on the Professional Golf Association ("PGA") Tour, the Senior PGA Tour, the Ladies PGA Tour and the Nike Tour. In addition, the Company operates a professional developmental golf tour for aspiring PGA Tour players.

      The Company completed an initial public offering of its Common Stock and warrants to purchase Common Stock in December 1996. In January 1997, the Company commenced its extensive marketing and advertising campaign. The Company has produced and aired a variety of television commercials. The Company also has aired its feature "The TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company' print advertisements have appeared in several magazines including Golf Illustrated and Senior Golfer during the months from May through December. Finally, the Company has enlisted over 30 golf professionals to promotional agreements, including Tommy Tolles, Tommy Armour III, Omar Uresti, Tom Byrum, Paul Goydos, George Archer and Jan Stephenson.

      On October 31, 1997 TearDrop Golf Company acquired the assets of Pro Golf Promotions, LLC. The acquisition gave TearDrop the former Powerbilt Golf Tour, a professional development tour for aspiring PGA Tour players, as well as an experienced tour-management team. The tour was immediately renamed "The TearDrop Professional Golf Tour."

      In November 1997, the Company acquired the assets of the Tommy Armour Golf Company from U.S. Industries for common stock, preferred stock and cash valued at approximately $22.4 Million. With the acquisition, the Company expanded its operations to include a full line of golf clubs and golf equipment.

      In December 1997, the Company acquired the assets of the Ram Golf Corporation for common stock and cash and assumption of certain liabilities with a value of approximately $4.0 Million. With the acquisition of the Ram assets, the Company's product line was expanded to include Ram irons, woods, wedges and Zebra putters.

Products

TearDrop Putter

      The TearDrop putter was first introduced in 1993 and the Company currently manufactures and markets 12 putters. The Company's TearDrop putters are manufactured with the Company's exclusive roll face technology, distinguishing them from most other putters, which have a standard flat face. The Company believes that with a standard flat faced putter, if a golfer twists his wrist forward, he will tend to hit the ball down into the green, causing it to bounce slight as it ravels forward. This slight bounce tends to alter the true trajectory of the ball rolling towards the cup. With the same standard flat faced putter, if the golfer twists his writs backward, he will tend to impart backspin on the ball, causing it to skid slight as it begins to roll, also affecting this true trajectory. In both cases, the problem is especially pronounced on long putts, when the ball is struck hard. The TearDrop putter, however, is designed to strike the ball directly on or slightly above the center of the ball, which is intended to eliminate most skidding and develop a high overspin, resulting in a superior roll for a more precise shot. The rounded barrel of the TearDrop roll face putter is designed to keep ball-to-club contact and the angle of impact constant.

      During assembly, the TearDrop putter is balanced by hand using the Company's face weighting system to provide uniform weighting across the face of the putter, providing for a larger "sweet spot." The weighting system is designed to allow a golfer to strike the ball on a straighter line rather than with a semi-circular motion, also encouraging a steadier, more constant stroke. In addition, the heavy milled aluminum-titanium ally head is designed to slow a golfer's backswing and encourage acceleration all the way through the moment of impact. The TearDrop design, with its rounded fin, is also designed to help prevent subbing of the club on the swing and follow-through.

      Each of the TearDrop putter models incorporates variations of the roll face into different putter designs to accommodate golfers' varying tastes, preferences and habits. The original TearDrop design was invented by one of the Company's founders and further developed by its current management. The designs for the subsequent models were developed by the Company with assistance and input form its touring professionals, its component manufacturers and independent design consultants. The Company does not have any agreements with golf club designers, but believes that with the acquisition of the Tommy Armour Golf's research and development organization, new designs will be developed that further improve the roll face design.

Armour Products

      Armour golf clubs are designed, manufactured and marketed to be the highest quality equipment available targeted to the serious golfer, combining the best of traditional design with the latest in technology.

845s Irons

      The Company currently manufactures its premium line of Armour 845s irons. Originally introduced in 1987, the 845s Silver Scot irons are one of the most well known irons in modern golf history, familiar and respected among consumers and retailers. Capitalizing on the history and success of the 845s Silver Scot franchise, the Company now offers two new contemporary versions of the modern 845s Silver Scot classic: the 845s Oversize and 845s Titanium

845s Silver Scot

      TearDrop Golf continues to offer the original 845s Silver Scot. With its traditional shaping, the 845s has appealed to the better player and the traditional golfer. The Company believes that the clean, square, and simple shape was attractive to players that inspired shotmaking and confidence. The 845s is cavity balanced, a concept utilized by Tommy Armour Golf in which the center of gravity is located precisely in the middle of each clubface throughout the set. With both perimeter weighting and progressive offset, the 845s Silver Scot created increased stability and more offset in the long irons which help improve a player's golf shot.

845s Oversize

      The 845s product line features the original 845s classic shape combined with the latest oversize technology for irons. The 845s Oversize was developed with the combination of the best features of the original 845s Silver Scot and the 855s Golden Scot. The 845s Oversize is intended to provide the performance, playability, and proven technological benefits demanded by better players. With the oversize technology, golfers should realize an enlarged sweetspot and improved clubhead stability on off-center hits. The 845s Oversize maintains the traditional blade shaping that displays appealing lines to inspire confidence at address. Along with cavity balance and perimeter weighting, golfers should realize increased forgiveness and stability on all golf shots.

845s Titanium Face

      To capitalize on the superior benefits of titanium, Armour has developed the 845s titanium face insert irons, an oversized stainless steel clubhead with a titanium face insert. The 845s titanium is designed to take advantage of the lightweight properties of titanium in the face insert, coupled with the more dense stainless steel in the perimeter of the iron so that forgiveness and stability of the club is increased. Armour's 845s titanium face irons differs from other competitive titanium face insert irons in that the 845s titanium face iron has a complete stainless steel body and a titanium insert. Some other titanium face insert irons have only a stainless steel frame with a titanium insert which can create negative vibration and an imprecise insert fit. In addition, the 845s titanium face insert is as long as the scorelines of the club, enabling more dense stainless steel in the perimeter of the iron intended to provide increased forgiveness. Certain other competitive models have a titanium face insert that stretches across the entire face detracting from the most efficient perimeter weighting.

845s Original for Women

      Armour has designed and developed an 845s product tailored specifically to the women's market segment Offering the same 845s feature characteristics. The 845s original for women was developed with shafts and grips specifically tailored to the women's golf swing and physique.

      All men's and women's 845s irons are available in steel and graphite shafts.

845s Junior Set

      To appeal to the growing junior market, Armour offers a 845s junior set. Targeted to the 10-14 age group, the set features four irons, a putter and a driver. The package includes a nylon carry bag and a fur headcover.

845s Woods

      To compliment the 845s iron sets, Armour offers the 845s titanium face woods. The oversize wood has been designed with a lighter weight titanium face insert, intended to accentuate perimeter weighting and stability. The traditional shaping of the wood inspires confidence, and with the four-way cambered sole, the fairway woods are playable from a variety of lies and turf conditions. 845s woods are available in a driver, 3-wood, and 5-wood with the G Force 3.3 Tour Series graphite shafts.

Ram Products

      Ram manufacturers and markets a complete line of high end, quality golf clubs, including irons, woods, putters and utility clubs. In addition, it markets a line of golf accessories including golf bags, golf gloves, head covers and caps.

Ram Irons

      The Company offers four different Ram iron club models, the Tour Grind muscle back blade, the Tour Grind cavity back blade, the Oversize stainless steel model and the Oversize nickel model, all under the FX umbrella trademark.

      The FX Tour Grind is fully custom built to fit a golfer's swing and game. The Tour Grind iron has been recently redesigned and improved. It is re-engineered in a proprietary soft feel nickel metal that is softer than forged carbon steel heads. The classic muscle-back model has been increased in size by 4% and the perimeter weighted cavity-back model is 8% larger with greater blade length, but still with the same appearance as the club has had in the past. Both models are available in steel shafts and graphite shafts.

      The FX Stainless Steel Oversize irons are offered for the higher handicap golfers in an economical price range. They have full cavity surround weighting with a wider contoured sole and power offset. The FX Nickel Oversize irons have a soft nickel formula for the mid handicap golfer and is larger than the stainless model with more hitting area. Both models are offered for men, ladies and seniors.

Ram Woods

      The Company offers two models of woods, the FX Oversize model and the Big Eye Ti(TM) model. The FX Oversize is a full perimeter weighted stainless steel wood with more effective hitting surface that results in optimum trajectory and ball carry for maximum distance and performance The Big Eye Ti is very playable and easy to hit with a classic design that places the center of gravity deeper and lower in the head. Its head is 260cc and the shaft is 45 inches long and
11.2 ounces. It comes with Ram's exclusive X-grip(R) and a POWERlite 55 gram,

3.5 torque graphite shaft.

Ram Nickel Wedges

      The Company offers a full line of Nickel wedges in both Classic and Troon models. The nickel compound offers a softer feel than forged carbon steel and it delivers a more consistent and solid feel at ball contact. It enhances a player's touch, control and finesse around the green.

Zebra Putters

      The Company offers the Zebra line of putters that is available in four basic models, the Classic, the Deep-face, the Camber-Sole and the Wizard(R) 600 line. It is custom hand build with the Zebra design, the renowned face-balancing and exclusive Z-Bend shaft. It comes with the Ram X-Grip and the exclusive weight adjustable classic model. The Company does not sell Zebra insert putters.

TearDrop Professional Golf Tour

      The Company conducts approximately 44 golf events over twelve months, primarily in the southeast section of the United States, from Florida to Virginia under the name of The TearDrop Professional Golf Tour. Nearly 1,000 professional golfers will compete on this tour in 1998 for total prize money exceeding $1.8 Million. Tournaments are held mid-week, in two-day, three-day, and four-day formats.

      The tour is intended by the Company to serve as a way to introduce TearDrop , Armour and Ram products to future professional golfers. Studies show that brand usage at an early stage is instrumental in creating long-term brand loyalty. While some TearDrop Tour players graduate to the PGA Tour, others return to their home course pro-shops as head golf professionals where they may have influence over purchasing and inventory. The TearDrop Tour provides the Company and its sales representatives with direct access to these pro-shops. In addition, the tour, from time to time, conducts Monday/Club-Pro only events exclusively for club professionals.

Sales and Marketing

      Advertising and Promotion. In January 1997, the Company commenced its extensive marketing and advertising campaign for the TearDrop putter. In February, the Company's 30-minute television infomercial began being aired in selected locations throughout the country The Company continued airing the infomercial through the summer and fall of 1997. The Company also began to air a 60-second version of the infomercial in April 1997. The Company has also produced and aired standard television commercials and increased substantially the number of commercials that appear on numerous broadcast and cable channels in April, May and June 1997. The Company has entered into an advertising agreement with the Golf Channel which commenced on January 1, 1997 and ends on December 31, 1998. Pursuant to this Agreement, the Company broadcasts commercial advertising during, and sponsors certain television programming produced by the Golf Channel. The Company has begun airing its feature, "The TearDrop Putt of the Week" on the Golf Channel at various times on a weekly basis. The Company has agreed to purchase no less than $770,000 in advertising from January 1, 1997 through December 31, 1998.

      The Company uses various forms of media, including print advertising campaigns, to market and promote its products. In the United States, the Company concentrates its print advertising in golf magazines such as Senior Golf, Golf Tips and Golf Illustrated and in trade magazines such as Golf Shop Operations.


      Marketing support for the Armour brand will be focused on promoting both the 845s Oversize and 845s Titanium face insert. The marketing campaign will focus on the conversion of the half million golfers who have purchased Armour 845s and 855s to the new improved Armour 845s. The Company intends to support an aggressive national print and television campaign. Print ads will run in golf publications such as Golf Digest, Golf Magazine, Golf World and Golf Week. Over the course of 1998, the Company anticipates that it will spend approximately $15 million in sales and marketing to promote the 845s.


      The Company also promotes its products with trade and consumer promotions and demo days at golf courses. Ram clubs were promoted to the consumer with a free golf bag offer. Retailers are provided with point of purchase material and samples.

      In addition, the Company promoted its product line with touring professional endorsements, such as Tom Watson, and a playing bonus for the Zebra putter. The Company had approximately 20 tour wins with players using its product.

      Nationwide Distribution Network. The Company markets its products through Company-owned sales representatives to on-course golf pro shops, off-course specialty golf shops, and upscale sporting good stores. The Company employs approximately 40 persons in its domestic sales division who are responsible for all TearDrop Golf Company brands, including Armour, Ram, TearDrop and Zebra.

      Internationally, the Company has an operations and sales force in Canada and the United Kingdom and utilizes independent distributors in other major golf countries. Sales of products to international customers were approximately 15% of the Company's total sales on a proforma combined basis.

      The Company's domestic sales division focuses on building and managing strong relationships with key customers on managing the field marketing effort and account merchandising of the Company's products within the local territory.

      Endorsements. The Company believes that the endorsement of its products by touring professional golfers is an important feature of its overall marketing effort. A group of touring professionals, including Tommy Tolles, Tommy Armour III, Paul Goydos, Tom Byrum, Omar Uresti, George Archer, a former Masters champion, P.J. Cowan, Jan Stephenson and other professionals currently use or endorse the Company's products. The agreements with the company's professionals generally are for one to three year terms and provide for certain payments by the Company to the touring professionals in consideration for their using the Company's products and bonuses based on tournament performance. The company has also granted options to purchase common stock of the Company and may grant additional options in lieu of or in addition to such performance bonuses. The Company's obligation under endorsement agreements in place at March 15, 1998 provides for the payment of a minimum of approximately $1,900,000 through December 31, 1998. The Company has instituted a "Player Pool" program, under which the Company will provide rewards on a weekly basis to professional players who win tournaments using the Company's golf clubs.

      Product Warranties. The Company supports its golf clubs with a lifetime quality guaranty, entitling the purchaser to return the clubs for repair or replacement. The Company has not experienced a material level of product warranty claims.

      Assembly.

      The Company assembles all of its products at its 95,000 square foot office, manufacturing and warehouse facility in Morton Grove, Illinois. Stainless steel and titanium aluminum clubheads are cast or forged by outside suppliers generally utilizing Company-owned tooling and are inspected on-site by Company representatives. Production personnel receive and review incoming components, such as steel and graphite shafts and grips, most of which are supplied to the proprietary specifications of the Company. All assembly operations, including painting, stenciling and the application of all trade dress, are completed at the Morton Grove facility, which include finishing and warehousing facilities, from which finished clubs are shipped. The Company performs numerous visual and machine inspections at various points along the assembly process, intended to detect any non-conforming clubs or subassemblies.

      The Company relies on a limited number of suppliers for materials and clubheads. The Company's primary putter clubhead manufacturer manufactures club heads at its facilities using equipment leased by the Company and provided to the manufacturer. The Company's iron and driver head manufacturer are located in the Far East. While management believes that alternative sources of supply either exist or could be developed, in the event that it should lose its present sources of supply for these materials and components, or experience delays in receiving delivery from such sources, the Company would sustain at least temporary shortages of materials and components, which could have a material adverse effect on the Company's operating results.

New Club Development

      The Company's product development effort is directed by individuals consisting of a cross-functional selection of marketing, sales, tour and operations. Input is also obtained from vendors, PGA tour players, and larger key accounts at strategic times to review possible product introductions. These selected individuals ensure that the highest level of innovation is accomplished which provides instant appeal and long term user satisfaction. The product engineering group provides the detail and develops the processes necessary to accomplish the desired innovation.

      The product development approach focuses on developing new designs, new technologies and new methods of manufacturing. The new product development team strives to achieve the highest consumer values for the Company's products by optimizing performance and providing uniqueness through extensive engineering.

Competition

      The Company competes in the premium-priced segment of the golf club manufacturing industry. The market for premium-priced golf clubs is highly competitive and a number of established companies compete in this market, many of which have substantially greater financial and other resources than the Company. The Company's competitors are well known and recognizable names in the marketplace and include Callaway, Ping, Taylor-Made, Titleist, Cobra, Mizuno and other recognizable names in the golf industry, many of which are more well known than the Company and its products. Several of these competitors, including

Callaway and Fortune Brands, which owns Taylor Made and Titleist, have substantially greater financial and other resources than the Company and have substantially greater market share. The Company also competes with numerous smaller, specialized companies than may compete effectively on a regional basis.

      The golf club industry is generally characterized by rapid and widespread imitation of popular golf club designs pioneered by new or existing competitors. Occasionally, new market entrants may develop innovative club designs which meet with acceptance from golf club purchasers, leading to unanticipated changes in consumer preferences. Many purchasers of premium-priced game-improvement clubs desire golf clubs that feature the latest technological innovations and cosmetic designs and their purchasing decisions are often the result of highly subjective preferences which can be influenced by many factors, including, among others, advertising, media and product endorsement. The Company could therefore face substantial competition from existing or new competitors that introduce and successfully promote golf clubs perceived to offer performance advantages and greater aesthetic appeal. The Company faces competition on the basis of price, reputation and qualitative distinctions among available products. In addition, there are several manufacturers that do not currently compete with the Company that could pose significant competition if they were to enter the market of premium-priced high-quality clubs.

Regulatory Matters

      The design of new golf clubs is greatly influenced by rules and interpretations of the USGA. Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, it has become critical for designers of new clubs to assure compliance with USGA standards. To the extent that the Company's clubs are ruled ineligible by the USGA standards, professional golfers, including the Company's paid touring professional golfers, will be unable to use the clubs and even non-professional golfers will likely be unwilling to purchase them. The Company believes that its clubs all comply with USGA standards. No assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of the Company's products.

      The Company's facilities are subject to numerous federal, state and local laws and regulations designed to protect the environment from waste emissions and hazardous substances. The Company is also subject to the Federal Occupational Safety and Health Act and other laws and regulations affecting the safety and health of employees in the production areas of its facilities. The Company believes it is in compliance in all material respects with all applicable environmental and occupational safety regulations.

Employees

      At December 31, 1997, the company had 239 full-time employees engaged in manufacturing and assembly, sales support and in management and administration.

Proprietary Rights

      The Company relies on a combination of patents, trademark and trade secret protection to establish and protect the proprietary rights it has in its products. The Company owns a variety of trademarks protecting its rights to the TearDrop, Tommy Armour, Ram and Zebra names and marks. No assurances can be given that any of such proprietary rights will protect the Company from competitive practices of others.

Acquisition of Assets of Tommy Armour Golf Company

      On November 10, 1997, the Company, through its newly formed, wholly owned subsidiary, currently named Tommy Armour Golf Company ("Tommy Armour"), acquired substantially all of the assets (the "Acquisition") of Tommy Armour Golf Company, a Delaware corporation (currently named TA Liquidation Corp.), Tommy Armour Golf (Scotland) Ltd. and the golf operations of USI Canada Inc., an Ontario corporation, (collectively, the "Sellers"). The Company acquired the assets for a purchase price consisting of (i) $10 million in cash (the "Cash Payment"), (ii) 100,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") having a redemption value of $10,000,000 and (iii) 1,000,000 shares of the Company's common stock, par value $.01 per share, subject to certain post closing adjustments. On March 31, 1998, the Company and the Sellers entered into an agreement pursuant to which the Company and the Sellers agreed upon certan adjustments to the purchase price in settlement of certain disagreements relating to post-closing adjustments. Under the agreement, the Cash Payment was increased to $11.6 million and the number of shares of Common Stock was reduced to 175,000.

      The Series A Preferred Stock is entitled to cumulative dividends at 6% per annum for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases if the Company is unable to comply with its obligations under the Registration Agreement described below. The Company is subject to certain restrictions with regard to the payment of dividends or distributions or other classes of stock. The Series A Preferred Stock is convertible into shares of Common Stock at any time at the rate of $7.50 per share, subject to adjustment under certain conditions. The Series A Preferred Stock shall rank with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding up of the Company, senior to all classes or series of common stock, preferred stock or other securities of the Company. Holders of the Series A Preferred Stock shall not be entitled or permitted to vote except as otherwise required under Delaware law. However, the Certificate of Designation for the Series A Preferred Stock contains certain restrictions on the activities of the Company without the approval of holders of a majority of the shares of Series A Preferred Stock including, but not limited to, creating, authorizing or issuing any classes of stock that rank senior to or on a parity with the Series A Preferred Stock or certain capital transactions involving mergers, acquisitions or dispositions of a material nature, or taking such action as might adversely affect the rights of the holders of Series A Preferred Stock. In the event of a default by the Company on any of its obligations under the Certificate of Designation for the Series A Preferred Stock or under the Asset Purchase Agreement, then the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect a majority of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of holders of the Series A Preferred Stock. On November 10, 2002, the Company shall redeem from any source of funds legally available therefore, all of the shares of the Series A Preferred Stock then outstanding at a price of $100 per share of Series A Preferred Stock, subject to adjustment under certain conditions, plus any accrued and unpaid interest. The Certificate of Designation for the Series A Preferred Stock restricts the Company from entering into any agreement that would prohibit or restrict its ability to redeem the Series A Preferred Stock or pay dividends when due except under certain circumstances. In addition, the Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company or any of its subsidiaries for cash or partially for cash, simultaneously with the receipt of the cash proceeds of such transaction, to apply 70% of the net cash proceeds therefrom to the pro rata redemption of then outstanding Series A Preferred Stock.

      The Company obtained funds for the Cash Payment pursuant to a Loan and Security Agreement (the "Loan Agreement") between the Company and CoreStates Bank, N.A. ("CoreStates"). Pursuant to the Loan Agreement, CoreStates has provided a $25 million revolving credit facility (the "Credit Facility") to the Company to finance the Acquisition and the Company's working capital and general corporate expenditures. The Company drew down $10 million under the Credit Facility to fund the Cash Payment. Funds extended pursuant to the Credit Facility accrue interest at the prime rate minus 1/2% or LIBOR plus 2% per annum. The Credit Facility is secured by substantially all of the assets of the Company, including the assets acquired in connection with the Acquisition. The Loan Agreement contains restrictions on certain of the Company's activities, including, but not limited to, the payment of dividends, redemption of securities and the sale of assets outside the ordinary course of the Company's business. The Loan Agreement also provides that the Company meet certain financial covenants. At December 31, 1997, the Company was in violation of such covenants and has obtained waivers from CoreStates with respect thereto. The Company is still not in compliance with such covenants and no assurance can be given that the Bank will continue to waive such covenant defaults in the future.


      The Company also entered into a Registration Agreement (the "Registration Agreement") pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Shares, the Series A Preferred Stock and the shares of the Company's common stock into which the Series A Preferred Stock are convertible and use its best efforts to have the Registration Statement declared effective as soon as possible after the date hereof.

Acquisition of RAM Golf

      On December 29, 1997 (the "Closing Date"), the Company, through its newly formed, wholly-owned subsidiary then known as TearDrop Ram Golf Company (now known as Ram Golf Corporation) ("RGC"), acquired substantially all of the assets of Ram Golf Corporation, a Delaware corporation (currently named JRH Golf Corporation) ("JRH") including the stock of Ram Golf UK, Ltd., a UK corporation. The Company acquired the assets for a purchase price consisting of (i) $2,668,009 in cash (the "Cash Payment"), (ii) 83,007 shares of the Company's common stock, to be held in escrow for disposition by the escrow agent in accordance with a certain Inventory Escrow Agreement dated as of December 29, 1997 and subject to an audit of JRH to be conducted within 60 days of the Closing Date, (iii) 100,000 shares of the Common Stock to be held in escrow subject to the satisfaction of certain product delivery obligations for April 1998, (iv) 4,350 shares of Common Stock and (v) a Warrant to purchase 50,000 shares of Common Stock (the "Warrant").

      The Company obtained funds for the Cash Payment pursuant to the CoreStates Loan Agreement, which was amended at the time to provide for revolving credit facility equal to the lesser of (i) the sum of 65% of the Company's eligible accounts plus 65% of the Company's eligible inventory or (ii) $25 million (the "Credit Facility") to the Company to finance the Acquisition and the Company's working capital and general corporate expenditures. The Company drew down an additional $2,668,009 under the Credit Facility to fund the Cash Payment.

      The Warrant entitles JRH to purchase from the Company 50,000 shares of Common Stock at a price of $6.625 per share at any time or from time to time during the period from December 29, 1997 to December 29, 2002.

      The Company also entered into a Registration Agreement (the "Registration Agreement") pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Stock and use its best efforts to have the Registration Statement declared effective no later than June 30, 1998.

Property

      The Company owns 965,000 square feet of office, manufacturing and warehouse and distribution space in Morton Grove, Illinois. The Company conducts its assembly, warehouse and distribution activities from these facilities. The Company occupies 20,000 square feet of office and warehouse space in Union, NJ, under a five-year lease agreement between the Company and Dolo Realty which terminates in August, 2002. The aggregate minimum rental payments under the lease for the years ending December 31, 1998 and 1999 are $75,000 and $76,666 respectively. During 1997, the Company conducted its TearDrop putter assembly, warehouse and distribution activities from this location as well as its corporate headquarters activities. Upon the acquisition of Tommy Armour Golf in November 1997, the Company transferred its putter assembly, warehouse and distribution activities to the Morton Grove, Illinois location. As a result, the Union, New Jersey location is used solely for corporate activities. The Company is actively seeking to sub-lease the Union, New Jersey location and move the corporate headquarters to a smaller location in the same New York metropolitan area.

      The Company also uses an outside warehouse for storage of larger, bulk inventory items such as golf bags. The arrangement with the warehouse is month-to-month and the rental and storage charges are directly related to the amount of inventory being stored each month.

      Legal Proceedings

      An action was served upon the Company in the Eastern District of Pennsylvania on February 28, 1998 entitled "Izett Manufacturing, Inc., Plaintiff, vs. RAM Golf Corporation, JRH Corporation, Laser Golf Corporation, TearDrop Golf Company and TearDrop RAM Golf Company, Defendants." seeking damages of $12 million. The claim relates to an agreement assumed by the Company in December 1997 in connection with the acquisition of the assets of RAM Golf Company. The Company believes that it has valid defenses to such claim and intends to defend the claim vigorously.

                                   MANAGEMENT

Executive Officers and Directors

      The executive officers and directors of the Company are:

      Name                       Age            Position
      ----                       ---            --------

      Rudy A. Slucker             48            Chairman of the Board, President
                                                and Chief Executive Officer

      Joseph Cioni                58            Vice President of Finance and
                                                Chief Financial Officer

      John Zeravica               41            Vice President


      Matthew H. O'Toole          35            Vice President - Sales and
                                                Marketing


      Fred K. Hochman             50            Director

      Leslie E. Goodman           53            Director

      Bruce H. Nagel              44            Director

      Jeffrey Baker               48            Director

      John Raos                   48            Director

      Rudy A. Slucker has served as Chairman of the Board, President and Chief Executive Officer of the Company since September 1996. Mr. Slucker was the Chief Executive Officer of the Atlas Group of Companies, Inc., which imported and marketed hardware and consumer products, from 1978 until 1990, when it was sold. Since 1990, Mr. Slucker has been a venture capital investor. He currently serves on the board of directors and/or is a principal stockholder of the following companies: Lilli Group, a knitwear manufacturer; Ambassador Eyewear Group, Inc., a manufacturer and distributor of designer brand eyeglass frames under the names of Playskool, Coventry, Harve Benard and Kathy Ireland; Major League Fitness, a chain of fitness centers associated with Major League Baseball through a licensing agreement; and Babylon Enterprises and Beacon Concessions, which, together, currently own and operate the Beacon Theater in Manhattan.

      Joseph Cioni became Vice President of Finance and Chief Financial Officer of the Company in August 1997. From February 1993 to May 1996, Mr. Cioni served as vice president of finance for Remington Products Company. From September 1992 to February 1993, Mr. Cioni managed his personal investments.

      John Zeravica became vice president of the Company in September 1996. From 1990 through May 1996, Mr. Zeravica served as Director of Operations for the U.S. division of Bridgestone Sports, USA, Inc., an international manufacturer and distributor of sporting goods. From 1983 to 1990, Mr. Zeravica served as operating manager of Mizuno, USA, a sports product manufacturing and marketing company.

      Matthew H. O'Toole was elected as Vice President of Sales and Marketing in March 1998. From November 1997 to March 1998, Mr. O'Toole was employed by the Tommy Armour Golf Company, following the acquisition by the Company. He served as Vice President of Sales at Armour

Golf from 1995 through 1997 and as National Sales Manager from 1992 through 1995. Prior thereto and since 1983, Mr. O'Toole was employed by the Wilson Sporting Goods Company in a variety of sales and marketing positions.

      Fred K. Hochman has been a director of the Company since its inception and served as its President from inception through January 1995 and Chief Executive Officer from inception through December 1995. In October 1996, Mr. Hochman became senior vice president of Orix Credit Alliance Inc. From September 1992 through October 1996, Mr. Hochman served as President of the Machine Tool Division of Financial Federal Credit, Inc., a wholly-owned subsidiary of Financial Federal Corporation. Financial Federal Corporation is listed on the American Stock Exchange. The Machine Tool Division provides financing for numerically controlled machine tools, which are the type of tools used to manufacture the TearDrop putter heads. From November 1982 through August 1992, he was Chairman of Machine Tool Finance Corporation, a company he co-founded.

      Leslie E. Goodman has been a director of the Company since November 1996. From January 1996 through December 1996, Mr. Goodman served as North Jersey Area President of First Union National Bank overseeing consumer and commercial banking in northern New Jersey. Since January 1996, Mr. Goodman also served as Chairman of the Board of CREOL, Inc., Commercial Real Estate On Line, an internet based information service. Mr. Goodman also served as a senior executive vice president of First Union Corporation. From January 1990 through December 1995, Mr. Goodman served as a member of the Office of the Chairman of First Fidelity Bancorporation overseeing the Community Business Bank, Corporate and Institutional Trust. Mr. Goodman was a member of the board of directors of First Fidelity Bancorporation from January 1990 through December 1995. Mr. Goodman served as President of First Fidelity Bank, N.A., New Jersey from September 1990 to January 1994. From 1988 to 1990, Mr. Goodman served as chairman and chief executive officer of Fidelity Bank, Philadelphia, a subsidiary of First Fidelity Bancorporation. Mr. Goodman currently is a member of the board of directors of Wawa Inc., the board of governors of the Hackensack Medical Center and the board of trustees of Rutgers University.

      Bruce H. Nagel, Esq. has been a director of the Company since January 1997. For more than the last five years, Mr. Nagel has been a partner with the law firm of Nagel Rice & Dreifuss in Livingston, New Jersey.

      Jeffrey Baker has been a Director of the Company since September 1996. Mr. Baker has served as Senior Vice President of GoodTimes Entertainment, where he is responsible for licensing, marketing and merchandising of video products. Mr. Baker's prior experience includes more than twelve years of service in various marketing and sales positions including marketing manager for Prodigy Services, director of national account sales for RCA Video Disc, director of video sales for Pickwick International and regional sales manager for Data Packaging Corp.

      John G. Raos, has served as President and Chief Operating Officer and a director of USI since its spin-off from Hanson PLC in 1995 (the "Demerger"). Mr. Raos was President and Chief Operating Officer of Hanson Industries, the U.S. arm of Hanson PLC, from 1992 until the Demerger and a director of Hanson PLC from 1989 until the Demerger. Mr. Raos is also a director of Jade Technologies Singapore Ltd.

Committees of the Board of Directors

      The Board of Directors of the Company has appointed two committees: the Audit Committee and the Compensation Committee. The members of the Audit Committee are Fred K. Hochman and Leslie E. Goodman. The Audit Committee periodically reviews the Company's auditing practices and procedures, makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders. The members of the Compensation Committee are Rudy A. Slucker and Bruce H. Nagel. The Compensation Committee meets periodically to make recommendations to the Board of Directors concerning the compensation and benefits payable to the Company's executive officers and other senior executives.

Director Compensation

      The Company's compensation to directors is $500 per meeting attended.

Executive Compensation

Summary Compensation


      The following table sets forth information concerning the compensation paid or accrued by the Company for each of the three fiscal years ended December 31, 1997, to the individual performing the function of Chief Executive Officer during such periods and each of the next four most highly compensated executive officers who earned more than $100,000 during the last fiscal year.


                                        Annual Compensation                   Long-Term Compensation

Name and Principal      Year Ended                            Other Annual  Number of       All Other
Position                December 31     Salary       Bonus    Compensation   Options       Compensation
Rudy Slucker
President and Chief
Executive Officer        1997          $175,000     $50,000          (1)     250,000(1)        --

                         1996          $ 40,000         --         --        250,000           --

                         1995          $      0     $     0        --            --            --

(1) Does not include value of unexercised, in-the-money options granted during 1997, having an exercise price below fair market value on the date of grant. See footnote 11 of the Company's Consolidated Financial Statements.


Employment Agreements


      The Company has entered into an employment agreement with Rudy A. Slucker which expires on December 31, 1999. Pursuant to the agreement, Mr. Slucker will serve as the Company's Chief Executive Officer and President for an annual salary of $250,000. The employment agreement also provides that Mr. Slucker is entitled to receive a bonus equal to 10% of the Company's pre-tax net income starting with the year ending December 31, 1997. Such bonus will be payable to the extent of 50% of such amount in cash and the remaining 50% in the form of Common Stock of the Company valued at the lowest last sale price of the Common Stock during the last quarter of the Company's fiscal year. In addition, if there is a sale of the Company or substantially all of the assets of the Company which involves consideration equal to or greater than $25,000,000, Mr. Slucker will also be entitled to a cash payment equal to the greater of $250,000 and 10% of the excess consideration over $25,000,000. Mr. Slucker will also be entitled to receive bonuses at the discretion of the Board of Directors and in accordance with certain performance criteria. The agreement further provides that Mr. Slucker will not engage in activities competitive with the Company for a period of two years after the expiration of his employment agreement. In the event that the Company terminates Mr. Slucker's employment without cause, such provision would not apply.

Limitation on Liability and Indemnification Matters

      The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Company's By-laws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees, agents and other agents to the fullest extent permitted by law. The Company's By-laws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-laws would permit indemnification.

      The Company has entered into indemnification agreements with each of its executive officers and directors.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where the Company currently anticipates indemnification will be required.

Stock Option Plans

      On October 18, 1996, the Board of Directors and the stockholders of the Company adopted the 1996 Employee Stock Option Plan ("Plan") and reserved 200,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employees who are also directors and officers) of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), and for the granting of nonstatutory stock options to directors, employees and consultants. The Plan is currently administered by the entire Board of Directors of the Company.


      The exercise price per share of incentive stock options granted under the Plan must be at least equal to the fair market value of the Common Stock on the date of grant. In addition, in accordance with the Underwriting Agreement relating to this Offering, the Company has agreed not to grant any options under the Plan with an exercise price per share less than the initial public offering price of the Common Stock. With respect to any participant who owns shares representing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option must be equal to at least 110% of the fair market value on the grant date, and the maximum term of the option must not exceed five years. The terms of all other options granted under the Plan may not exceed ten years. Upon a merger of the Company, the options outstanding under the Plan will terminate unless assumed or substituted by the successor corporation. In March 1997, options to purchase 95,700 shares of Common Stock were granted under the Plan, including Incentive Stock Options to acquire 50,700 shares of Common Stock for $4.75 per share to certain employees of the Company. Options to purchase 15,000 shares of Common Stock for $4.75 per share were granted to each of Leslie E. Goodman, Jeffrey Baker and Bruce H. Nagel, which options vest one-third six months from the date of grant and one-third per year for the next two years if they are serving on the Board of Directors at such time. Such options expire five years from the date of grant.


Other Options

      As of April 15, 1998, options to acquire 1,195,500 shares of Common Stock had been granted to officers, directors and employees of the Company and to consultants and professional athletes who perform consulting and other promotional services for the Company 861,800 of which were granted outside of the Plan. On October 21, 1996, the Company granted a five-year option (outside of the Plan) to acquire 250,000 shares of Common Stock for $4.50 per share to Rudy A. Slucker, the Chairman of the Board and Chief Executive Officer of the Company. On December 6, 1997, Mr. Slucker was granted options to acquire an additional 250,000 shares for $4.625 per share. On December 18, 1996, the Company agreed to grant options to Wayne R. Wooten to purchase 1,000 shares of Common Stock for $4.50 per share. The Company has granted five-year options to acquire an aggregate of 29,100 shares of Common Stock to touring golf professionals and other professional athletes who perform consulting and other promotional services for the Company. Under the promotional agreements with the Company's golf professionals, the Company may be required to grant additional stock options if the professional satisfies certain conditions such as winning a golf tournament. If the Company's professionals win a large number of tournaments, the number of additional options granted could be substantial. On August 18, 1997, the Company, pursuant to a consulting agreement, agreed to grant to Millenium Holdings Group, Inc. options to acquire 100,000 shares of Common Stock, such options being exercisable during the period January 18, 1998 to August 18, 1999 at exercise prices ranging from $3.00 to $5.00 per share.


                                 Stock Option Grants in Last Fiscal Year

                                 Number of Shares
                                 Underlying          % of Total        Exercise
                      Fiscal     Options             Options Granted   Price Per       Expiration
Name                  Year       Granted             to Employees      Share           Date
----                  ------     ----------------    ---------------   ---------       ----------

Rudy Slucker          1997            250,000             86.6%            $4.625      12/5/07

                      1996            250,000            100.0%            $4.50       10/20/07

                      1995                --                --                --          --



        Aggregated Option Exercises in Last Fiscal Year End Option Values


                                                    Number of Shares                  Value of Unexercised
                      Shares to be                  Underlying Unexercised            In-the-Money Options
                      Acquired on     Value         Options at December 31, 1997(1)   at December 31, 1997(1)
Name                  Exercise (#)    Realized      Exercisable/Unexercisable(1)      Exercisable/Unexercisable
Rudy Slucker              --            --          500,000/0                         $1,125,000/$0

(1) On December 31, 1997, the Common Stock closed at a price of $6.813 on the Nasdaq Small Cap Market.

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of March 31, 1998 for (i) each person who is known by the Company to beneficially own more than 5% of the capital stock, (ii) each of the Company's directors, and (iii) all directors and executive officers as a group. The Company believes that each of the beneficial owners of the Common Stock listed in the table, based on information furnished by such owner, has sole investment and voting power with respect to such shares.



                                                                       Percentage         Percentage
                                                 Number of Shares      Ownership          Ownership
   Name                                          Beneficially Owned    Before Offering    After Offering
   ----                                          ------------------    ---------------    --------------
   Rudy A. Slucker                                   980,000 (1)           31.06%             20.24%
   T.A. Liquidation Corp.
     101 Wood Avenue
     Iselin, New Jersey                            1,508,333 (2)           37.82%             26.58%
   JRH Golf Corporation
     c/o James Hansberger
     809 Red Stable Way
     Oak Brook, Illnois                              187,357 (3)            8.78%              5.40%
   Fred K. Hochman                                   153,000                5.76%              3.52%
   Joseph Cioni                                       14,000 (4)             *                  *
   Matthew O'Toole                                         0 (5)             *                  *
   Leslie E. Goodman                                  10,000 (6)             *                  *
   Bruce H. Nagel                                     20,000 (7)             *                  *
   John Zeravica                                      10,000 (6)             *                  *
   Jeffrey Baker                                      10,000 (6)
   John Raos                                       1,508,333 (2)           37.82%             26.58%
   All directors and executive officers
   as a group (9 persons)                          2,705,333 (2)(8)        59.61%             43.45%


----------
* Less than 1%.

(1) Includes (i) 500,000 shares subject to options exercisable to the extent of 250,000 shares at $4.50 per share and 250,000 shares at $4.625 per share and (ii) an aggregate of 75,000 shares of Common Stock owned by the children and wife of Mr. Slucker.


(2) Includes 1,333,333 shares of Common Stock, issuable upon the conversion of 100,000 shares of Series A Redeemable Convertible Preferred Stock. John Raos, a member of the Board of Directors of the Company, is President of U.S. Industries, Inc. the parent company of T.A. Liquidation Corp.
(3) Includes 50,000 shares issuable upon the exercise of a common stock purchase warrant.
(4) Includes 10,000 shares underlying options exercisable at $2.50 per share. Does not include options to purchase 5,000 shares of Common Stock.
(5)   Does not include options to purchase 12,000 shares of Common Stock.
(6) Includes 10,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 5,000 shares of Common Stock.
(7) Includes 5,000 shares underlying warrants and 10,000 shares underlying options exercisable at $4.75 per share. Does not include options to purchase 5,000 shares of Common Stock.
(8) Includes 50,000 shares underlying options, 250,000 shares underlying options exercisable at $4.50 per share and 250,000 shares underlying options exercisable at $4.625 per share. Does not include options to purchase 27,000 shares of Common Stock.

      The following table sets forth information with respect to the number of shares of Common Stock, Warrants and shares of Common Stock underlying the Warrants which may be issued to Selling Security Holders upon the exercise of the Representatives' Purchase Option:

  Selling Security    Number of Shares of     Number of      Number of Shares of Common
      Holders            Common Stock         Warrants       Stock Underlying Warrants
      -------            ------------         --------       -------------------------
GKN Securities Corp.        51,250             51,250                  51,250
Kirlin Securities, Inc.     27,500             27,500                  27,500
Jay Goldman                 27,500             27,500                  27,500
David M. Nussbaum            6,250              6,250                   6,250
Robert Gladstone             6,250              6,250                   6,250
Roger Gladstone              6,250              6,250                   6,250
---------------            -------            -------                 -------
Totals                     125,000            125,000                 125,000

      Because the selling security holders may offer some or part of the Securities which it holds pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of Securities that will be held by the selling security holder after the completion of this offering. The Securities held by the selling security holders may be sold from time to time directly by the holder thereof, or by pledgees, donees, transferees or other successors in interest. Alternatively, such Securities may be offered from time to time by underwriters, dealers or agents. The distribution of the Securities may be effected in one or more transactions that may take place on the over-the-counter market, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the selling security holder, any participating brokers or dealers, may be deemed "underwriters" as such term is defined in the Securities Act.

                              CERTAIN TRANSACTIONS

      On July 27, 1994, the Company entered into a Consulting and Non-Competition Agreement with Wayne Wooten providing for payments by the Company in the form of royalties on the sale of certain putters through July 26, 1996. An aggregate of $33,070 was paid through such date to Mr. Wooten under the Agreement. At such time, Fred K. Hochman purchased from Mr. Wooten 116,666 shares of Common Stock of the Company for approximately $75,000. In addition, Mr. Wooten resigned as an officer and director of the Company.

      In November 1994, the Company borrowed $300,000 from NationsBank. Mr. Hochman provided a personal guarantee for the loan. This indebtedness was repaid with proceeds from the Initial Public Offering. In addition, the Company guaranteed a personal loan of $100,000 from NationsBank to Mr. Hochman, which guarantee was released in October 1996. Mr. Hochman has pledged all of his shares of Common Stock of the Company to secure his personal indebtedness.

      On December 31, 1994, Mr. Hochman transferred 50,000 shares of Common Stock to Rudy A. Slucker in consideration of $1.00 and the agreement to loan the Company $140,000 at an interest rate of 8% per annum and payable over a three-year term. On October 1, 1995, Mr. Slucker purchased 66,666 shares from Mr. Hochman for $1.00 and Mr. Slucker's agreement to loan additional sums to the Company, to the extent necessary.

      In April 1996, in consideration of Mr. Slucker's agreement to loan the Company up to $300,000, and to guarantee the NationsBank loan, Mr. Slucker was issued 416,666 shares of Common Stock. In April 1996, Mr. Slucker sold 53,333 shares of Common Stock to Mr. Hochman for $80,000, represented by a promissory note due April 1, 1998.

      From time to time, the Company has borrowed funds from its officers, directors and stockholders. Pursuant to an agreement dated as of October 18, 1996, $400,000 of debt plus interest owed by the Company to Mr. Slucker was extended from and after the consummation of the Company's initial public offering at the rate of 8% per annum until three years after the consummation of such offering, except that the Company may prepay such amounts from net proceeds received from the exercise of the Warrants. In addition, an additional aggregate amount of $71,000 of debt owed by the Company to Messrs. Slucker, Hochman and three other shareholders of the Company was repaid on January 24, 1997 with interest from the proceeds received from the exercise of the over-allotment option by the underwriters of the Company's initial public offering. The balances of $183,478, $384,426, $249,800, $42,570 and $254,101, inclusive of accrued interest were forgiven by Messrs. Slucker, Hochman and such shareholders at the consummation of the Company's initial public offering.

      From August 1, 1996 through December 19, 1996, Mr. Slucker advanced an additional $331,759 to the Company for its business operations and to fund certain costs of the initial public offering. The Company has repaid the amounts advanced by Mr. Slucker, with interest at 8% per annum from proceeds received from the exercise of the over-allotment option issued in connection with the Initial Public Offering.


      On November 10, 1997, the Company, through its newly formed, wholly owned subsidiary, currently named Tommy Armour Golf Company ("Tommy Armour"), acquired substantially all of the assets (the "Acquisition") of Tommy Armour Golf Company, a Delaware corporation (currently named TA Liquidation Corp.), Tommy Armour Golf (Scotland) Ltd. and the golf operations of USI Canada Inc., an Ontario corporation, (collectively, the "Sellers"). The Company acquired the assets for a purchase price consisting of (i) $10 million in cash (the "Cash Payment"), (ii) 100,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") having a redemption value of $10,000,000 and (iii) 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Shares"), subject to certain post closing adjustments. On March 31, 1998, the Company and the Sellers entered into an agreement pursuant to which the Company and the Sellers agreed upon certan adjustments to the purchase price in settlement of certain disagreements relating to post-closing adjustments. Under the agreement, the Cash Payment was increased to $11.6 million and the number of shares of Common Stock was reduced to 175,000.


      The Series A Preferred Stock is entitled to cumulative dividends at 6% per annum for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases if the Company is unable to comply with its obligations under the Registration Agreement described below. The Company is subject to certain restrictions with regard to the payment of dividends or distributions or other classes of stock. The Series A Preferred Stock is convertible into shares of Common Stock at any time at the rate of $7.50 per share, subject to adjustment under certain conditions. The Series A Preferred Stock shall rank with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding up of the Company, senior to all classes or series of common stock, preferred stock or other securities of the Company. Holders of the Series A Preferred Stock shall not be entitled or permitted to vote except as otherwise required under Delaware law. However, the Certificate of Designation for the Series A Preferred Stock contains certain restrictions on the activities of the Company without the approval of holders of a majority of the shares of Series A Preferred Stock including, but not limited to, creating, authorizing or issuing any classes of stock that rank senior to or on a parity with the Series A Preferred Stock or certain capital transactions involving mergers, acquisitions or dispositions of a material nature, or taking such action as might adversely affect the rights of the holders of Series A Preferred Stock. In the event of a default by the Company on any of its obligations under the Certificate of Designation for the Series A Preferred Stock or under the Asset Purchase Agreement, then the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect a majority of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of holders of the Series A Preferred Stock. On November 10, 2002, the Company shall redeem from any source of funds legally available therefore, all of the shares of the Series A Preferred Stock then outstanding at a price of $100 per share of Series A Preferred Stock, subject to adjustment under certain conditions, plus any accrued and unpaid interest. The Certificate of Designation for the Series A Preferred Stock restricts the Company from entering into any agreement that would prohibit or restrict its ability to redeem the Series A Preferred Stock or pay dividends when due except under certain circumstances. In addition, the Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company or any of its subsidiaries for cash or partially for cash, simultaneously with the receipt of the cash proceeds of such transaction, to apply 70% of the net cash proceeds therefrom to the pro rata redemption of then outstanding Series A Preferred Stock.


      The Company obtained funds for the Cash Payment pursuant to a Loan and Security Agreement (the "Loan Agreement") between the Company and CoreStates Bank, N.A. ("CoreStates"). Pursuant to the Loan Agreement, CoreStates has provided an $18 million revolving credit facility (the "Credit Facility") to the Company to finance the Acquisition and the Company's working capital and general corporate expenditures. The Company drew down $10 million under the Credit Facility to fund the Cash Payment. Funds extended pursuant to the Credit Facility accrue interest at the prime rate minus 1/2% or LIBOR plus 2% per annum. The Credit Facility is secured by substantially all of the assets of the Company, including the assets acquired in connection with the Acquisition. The Loan Agreement contains restrictions on certain of the Company's activities, including, but not limited to, the payment of dividends, redemption of securities and the sale of assets outside the ordinary course of the Company's business.

      The Company also entered into a Registration Agreement (the "Registration Agreement") pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Shares, the Series A Preferred Stock and the shares of the Company's common stock into which the Series A Preferred Stock are convertible and use its best efforts to have the Registration Statement declared effective as soon as possible after the date hereof.

      On December 29, 1997 (the "Closing Date"), the Company, through its newly formed, wholly-owned subsidiary then known as TearDrop Ram Golf Company (now known as Ram Golf Corporation) ("RGC"), acquired substantially all of the assets of Ram Golf Corporation, a Delaware corporation (currently named JRH Golf Corporation) ("JRH") including the stock of Ram Golf UK, Ltd., a UK corporation. The Company acquired the assets for a purchase price consisting of (i) $2,668,009 in cash (the "Cash Payment"), (ii) 83,007 shares of the Company's common stock, to be held in escrow for disposition by the escrow agent in accordance with a certain Inventory Escrow Agreement dated as of December 29, 1997 and subject to an audit of JRH to be conducted within 60 days of the Closing Date, (iii) 100,000 shares of the Common Stock to the escrow agent to be disposed in accordance with a Delivery Escrow Agreement dated as of December 29, 1997 and subject to the satisfaction of certain product delivery obligations for April 1998, (iv) 4,350 shares of Common Stock and (v) a Warrant to purchase 50,000 shares of Common Stock (the "Warrant").

      The Company obtained funds for the Cash Payment pursuant to the CoreStates Loan Agreement, which was amended at the time to provide for revolving credit facility equal to the lesser of (i) the sum of 65% of the Company's eligible accounts plus 65% of the Company's eligible inventory or (ii) $25 million (the "Credit Facility") to the Company to finance the Acquisition and the Company's working capital and general corporate expenditures. The Company drew down an additional $2,668,009 under the Credit Facility to fund the Cash Payment.

      The Warrant entitles JRH to purchase from the Company 50,000 shares of Common Stock at a price of $6.625 per share at any time or from time to time during the period from December 29, 1997 to December 29, 2002.

      The Company also entered into a Registration Agreement (the "Registration Agreement") pursuant to which the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission registering the sale of the Common Stock and use its best efforts to have the Registration Statement declared effective no later than June 30, 1998.

      All ongoing and any future transactions with affiliates of the Company, if any, will be on terms believed by the Company to be no less favorable than are available from unaffiliated third parties and will be approved by a majority of disinterested directors.

                            DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company is 11,000,000, consisting of 10,000,000 shares of Common Stock, $.01 par value and 1,000,000 shares of Preferred Stock, $.01 par value. As of the date of this Prospectus, 2,654,857 shares of Common Stock are outstanding and held of record by 28 stockholders, and 100,000 shares of Series A Cumulative Redeemable Preferred Stock are held by one stockholder.

Preferred Stock

      The Company's Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock without further stockholder approval. The Preferred Stock may be divided into such classes or series as the Board of Directors may determine by resolution. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. Currently there are 100,000 shares of Series A Convertible Preferred Stock outstanding. The Board of Directors has no current plans to issue any additional shares of Preferred Stock.

      The Series A Preferred Stock is entitled to cumulative dividends at 6% per annum for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases if the Company is unable to comply with its obligations under the Registration Agreement described below. The Company is subject to certain restrictions with regard to the payment of dividends or distributions or other classes of stock. The Series A Preferred Stock is convertible into shares of Common Stock at any time at the rate of $7.50 per share, subject to adjustment under certain conditions. The Series A Preferred Stock shall rank with respect to dividends and with respect to distributions upon the liquidation, dissolution or winding up of the Company, senior to all classes or series of common stock, preferred stock or other securities of the Company. Holders of the

Series A Preferred Stock shall not be entitled or permitted to vote except as otherwise required under Delaware law. However, the Certificate of Designation for the Series A Preferred Stock contains certain restrictions on the activities of the Company without the approval of holders of a majority of the shares of Series A Preferred Stock including, but not limited to, creating, authorizing or issuing any classes of stock that rank senior to or on a parity with the Series A Preferred Stock or certain capital transactions involving mergers, acquisitions or dispositions of a material nature, or taking such action as might adversely affect the rights of the holders of Series A Preferred Stock. In the event of a default by the Company on any of its obligations under the Certificate of Designation for the Series A Preferred Stock or under the Asset Purchase Agreement, then the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, shall thereupon have the exclusive right to elect a majority of the Board of Directors at any annual or special meeting of stockholders or at a special meeting of holders of the Series A Preferred Stock. On November 10, 2002, the Company shall redeem from any source of funds legally available therefore, all of the shares of the Series A Preferred Stock then outstanding at a price of $100 per share of Series A Preferred Stock, subject to adjustment under certain conditions, plus any accrued and unpaid interest. The Certificate of Designation for the Series A Preferred Stock restricts the Company from entering into any agreement that would prohibit or restrict its ability to redeem the Series A Preferred Stock or pay dividends when due except under certain circumstances. In addition, the Company is required, in connection with the consummation of any public or private issuance or sale of debt or equity securities of the Company or any of its subsidiaries for cash or partially for cash, simultaneously with the receipt of the cash proceeds of such transaction, to apply 70% of the net cash proceeds therefrom to the pro rata redemption of then outstanding Series A Preferred Stock.


Common Stock

      The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, subject to the liquidation preferences of preferred stock, the holders of Common Stock are entitled to receive any declared and unpaid dividends, in addition to being entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

      All outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and the shares of Common Stock issued upon completion of this Offering have been duly authorized and, when issued, will be fully paid and nonassessable.

Warrants

      Each Warrant will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $5.50 per share for five years from the date of this Prospectus. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise, the Company will pay the holder the value of any such fractional shares in cash, based upon the market value of the Common Stock at such time.

      Unless extended by the Company at its discretion, the Warrants will expire at 5:00 p.m., New York time, on December 19, 2001. In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect to the Warrants.

      The Company may, with the consent of GKN Securities Corp. ("GKN"), redeem not less than all of the outstanding Warrants at a price of $.01 per Warrant upon not less than 30 days' prior written notice if the last sale price of the Common Stock has been at least 145.5% of the then-exercise price of the Warrants (initially $8.00) for the 20 consecutive trading days ending on the third day prior to the date on which the notice is given.

      No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the shares of Common Stock issuable upon exercise of such Warrants under an effective registration statement filed with the Commission and such shares have been qualified for sale or are exempt from qualification under the securities laws of the state or residence of the holder of such Warrants. Although the Company intends to have all shares so qualified for sale in those states where the Securities are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that the Company will be able to do so.

      A holder of Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to the exercise of the Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

      The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant exercised after December 19, 1997 if the exercise was solicited by either of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

      The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Warrants at any time during the exercise period.

Transfer Agent and Registrar

      The transfer agent and registrar for the Company's securities is Continental Stock Transfer & Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE


      Upon completion of this Offering, the Company will have outstanding 4,342,357 shares of Common Stock, not including shares of Common Stock issuable upon exercise of outstanding options, warrants.


      Of these outstanding shares, the 1,250,000 shares of Common Stock sold to the public in the Initial Public Offering are freely traded without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted under the Securities Act.

      The 750,000 shares of Common Stock outstanding prior to the Initial Public Offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. All of such shares, may be sold under Rule 144. However, all persons who were stockholders of the Company as of December 19, 1996 have agreed that they will not sell any of their securities without the prior consent of GKN until no sooner than December 19, 1998. See "Management-Other Options."

      In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any Restricted Securities for at least one year (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which such notice of such sale is given to the Securities and Exchange Commission (the "Commission"), provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and senior management of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not Restricted Securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders who shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned Restricted Securities for at least two years, will be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

      The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

      The Securities offered hereby are being offered directly by the Company pursuant to the terms of the Warrants and the Representatives' Purchase Option.

      The Company has engaged the Representatives, on a non-exclusive basis, as its agents for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Commission, the Company has agreed under certain conditions to pay the Representatives a commission equal to 5% of the exercise price for each Warrant exercised after December 19, 1997 if the exercise was solicited by either of the Representatives. In addition to soliciting, either orally or in writing, the exercise of the Warrants, such services may also include disseminating information, either orally or in writing, to warrant holders about the Company or the market for the Company's securities, and assisting in the processing of the exercise of Warrants. No compensation will be paid to the Representatives in connection with the exercise of the Warrants if the market price of the underlying shares of Common Stock is lower than the exercise price, the Warrants are held in a discretionary account, the Warrants are exercised in an unsolicited transaction, the warrantholder has not confirmed in writing that one of the Representatives solicited such exercise or the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise. In addition, unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, while they are soliciting exercise of the Warrants, the Representatives will be prohibited from engaging in any market activities or solicited brokerage activities with regard to the Company's securities unless the Representatives have waived their right to receive a fee for the exercise of the Warrants.

      In connection with its initial public offering, the Company agreed to sell to the Representatives and their respective designees, for an aggregate of $100, the Representatives' Purchase Option to purchase up to an aggregate of 125,000 shares of Common Stock and/or 125,000 Warrants. The Representatives' Purchase Option is exercisable at a price equal to 165% of the initial offering price of the securities for a period of four years commencing December 19, 1997. The securities purchasable upon exercise of the Representatives' Purchase Option are identical to those offered hereby. The Representatives' Purchase Option grants to the holder thereof certain "piggyback" rights and one demand right for a period of seven and five years, respectively, from December 19, 1996 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Representatives' Purchase Option.

      The Common Stock issuable to the Warrant Holders upon exercise of the Warrants may be offered and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Warrant Holders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from Warrant Holders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.

                                  LEGAL MATTERS

      Certain matters with respect to the legality of the issuance of the Securities offered hereby will be passed upon for the Company by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, a Professional Corporation, Newark, New Jersey.

                                     EXPERTS


      The consolidated financial statements of TearDrop Golf Company at December 31, 1997, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


      The statements of operations, stockholers' equity and cash flows of TearDrop Golf Company for the year ended December 31, 1996 included in this Prospectus, have been included in reliance on the report of Rothstein, Kass & Company, P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.


      The combined financial statements of Tommy Armour Golf Company as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                              AVAILABLE INFORMATION

      The Company has filed with the Commission a Registration Statement with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, having been omitted from this Prospectus in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the securities offered by this Prospectus and such omitted information, reference is made to the Registration Statement, including any and all exhibits and amendments thereto. Statements contained in this Prospectus concerning the provisions of any document filed as an exhibit are of necessity brief descriptions thereof and are not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by this reference.

      The Company is subject to the informational requirements of the Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549; Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048. Copies of such material, including the Registration Statement, can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
TearDrop Golf Company

We have audited the accompanying consolidated balance sheet of TearDrop Golf Company as of December 31, 1997, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TearDrop Golf Company at December 31, 1997, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                      /s/ ERNST & YOUNG LLP

Chicago, Illinois
March 31, 1998

                 [LETTERHEAD OF ROTHSTEIN, KASS & COMPANY, P.C.]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
TearDrop Golf Company

We have audited the accompanying statements of operations, stockholders' equity and cash flows of TearDrop Golf Company for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of TearDrop Golf Company for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        /s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
January 31, 1997

                              TearDrop Golf Company
                           Consolidated Balance Sheet
                                December 31, 1997
                                   (in $000's)

                                     ASSETS

CURRENT ASSETS:
  Cash                                                      $    257
  Accounts receivable less allowance for
    returns and doubtful accounts of $1,047                    7,756
  Inventories                                                 21,269
  Other current assets                                           309
                                                            --------
    Total current assets                                               $ 29,591

PROPERTY AND EQUIPMENT, less accumulated
  depreciation                                                            5,142

GOODWILL AND INTANGIBLE ASSETS, less accumulated amortization             5,289
                                                                       --------

                                                                       $ 40,022
                                                                       ========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable                                          $  5,193
  Accrued liabilities                                          7,363
  Payable under acquisition agreement                          1,600
                                                            --------
    Total current liabilities                                          $ 14,156

LONG TERM DEBT
  Long term debt                                              17,261
  Note payable, stockholder                                      400
                                                            --------
    Total long term debt                                                 17,661

PREFERRED STOCK
  $100 par value, authorized 1,000,000 shares, issued
  and outstanding 100,000 of series A cumulative
  convertible preferred                                                  10,000

STOCKHOLDERS' DEFICIENCY:
  Common stock, $.01 par value, authorized
    10,000,000 shares, issued and outstanding
    2,654,857 shares                                              27
  Capital in excess of par value                               9,634
  Currency translation adjustment                                (25)
  Accumulated deficit                                        (11,431)
                                                            --------
    Total stockholders' deficiency                                       (1,795)
                                                                       --------

                                                                       $ 40,022
                                                                       ========


          See accompanying notes to consolidated financial statements

                              TearDrop Golf Company
                      Consolidated Statements of Operations
                 For the Years Ended December 31, 1997 and 1996
            (all dollar amounts, except per share amounts in $000's)

                                                         1997           1996
                                                     -----------    -----------

Net Sales                                            $     9,624    $       847

Cost of Sales                                              7,543            407
                                                     -----------    -----------

Gross Profit                                               2,081            440

Selling, General and
   Administrative Expenses                                11,106          1,176
                                                     -----------    -----------

Loss from Operations                                      (9,025)          (736)

Interest Expense, net                                       (124)          (174)
                                                     -----------    -----------

Net Loss                                             $    (9,149)   $      (910)
                                                     ===========    ===========

Net Loss per Common Share - Basic and Diluted        $     (4.10)   $     (1.15)
                                                     ===========    ===========

Weighted Average Number of
   Common shares Outstanding                           2,230,397        791,100


          See accompanying notes to consolidated financial statements.

                              TearDrop Golf Company
                      Consolidated Statement of Cash Flows
                 For the Years Ended December 31, 1997 and 1996
                                   (in $000's)

                                                             1997        1996
                                                           --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                   $ (9,149)   $   (910)
Adjustments to reconcile net loss to net
  cash used in operating activities:
   Depreciation and amortization                                160          37
   Provision for doubtful accounts                              143          53
   Compensation expense related to option grants                438          --
   Common stock and options issued for services                 237           4
Changes in operating assets and liabilities, net
  of acquisitions:
  (Increase) in accounts receivable                          (1,687)       (204)
  Decrease in inventories                                     1,811          14
  Decrease (increase) in other current assets                   411        (267)
  Increase in accounts payable and other current
    liabilities                                                 544         536
                                                           --------    --------

NET CASH USED IN OPERATING ACTIVITIES                        (7,092)       (737)
                                                           --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions:
    Tommy Armour Golf, net of cash acquired of $72          (11,528)
    Ram Golf Corporation                                     (2,668)
  Purchases of property and equipment                          (252)        (15)
                                                           --------    --------

NET CASH USED IN INVESTING ACTIVITIES                       (14,448)        (15)
                                                           --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under financing agreements       17,201         (17)
  Repayment of note payable                                    (300)
  Repayment of stockholders' notes                             (432)        663
  Proceeds from issuance of common stock                        844       4,470
  Proceeds from issuance of common stock purchase
    warrants                                                     --         129

                                                           --------    --------

NET CASH PROVIDED BY FINANCING ACTIVITIES                    17,313       5,245
                                                           --------    --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                         (25)         --

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS         (4,252)      4,493

CASH AND CASH EQUIVALENTS:
  Beginning of year                                           4,509          16
                                                           --------    --------

  End of year                                              $    257    $  4,509
                                                           ========    ========


          See accompanying notes to consolidated financial statements.

                              TearDrop Golf Company
                Consolidated Statement of Cash Flows (Continued)
                 For the Years Ended December 31, 1997 and 1996
                                   (in $000's)

                                                                1997      1996
                                                               -------   -------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION, Interest paid during the year                   $   191   $    53
                                                               =======   =======

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
    Preferred stock issued for acquisitions                    $10,000
    Common stock issued at par for acquisition of
      companies                                                      5
    Contribution to capital in excess
      of par value from shares of stock and warrants
      issued for acquired companies                              2,416
    Contribution to capital in excess of par value
      from shares of stock and warrants issued to an
      officer, consultants and other non-employees                 675
     Contribution to capital in excess of par value from
       notes payable, stockholders and accrued interest             --     1,114
                                                               -------   -------

                                                               $13,096   $ 1,114
                                                               =======   =======

         See accompanying notes to consolidated financial statements.

                                TearDrop Golf Company
           Consolidated Statement of Stockholders' Equity (Deficiency)
                     Years Ended December 31, 1997 and 1996
                          (All dollar amount in $000's)

                                                  Common Stock       Capital       Currency
                                             ---------------------   Excess of    Translation  Accumulated
                                               Shares      Amount    Par Value     Adjustment     Deficit        Total
                                             ---------   ---------   ---------    -----------  -----------       -----
Balances, January 1, 1996                      333,333   $       3                              $  (1,372)    $  (1,369)

Common Stock issued for services               416,667           4                                                    4
Sale of Common Stock                         1,250,000          13   $   4,458                                    4,471
Sale of Common Stock Purchase Warrants                                     129                                      129
Contribution to Capital by Stockholders                                  1,114                                    1,114
Net Loss                                                                                             (910)         (910)
                                             ---------   ---------   ---------   ---------      ---------     ---------

Balances, December 31, 1996                  2,000,000          20       5,701                     (2,282)        3,439

Sales of Common Stock                          242,500           2         842                                      844
Shares of stock and warrants issued for
  companies acquired                           412,357           5       2,416                                    2,421
Options issued to an officer, consultants,
  and other non-employees                                                  675                                      675
Currency Translation Adjustment                                                  $     (25)                         (25)
Net Loss                                                                                           (9,149)       (9,149)
                                             ---------   ---------   ---------   ---------      ---------     ---------

Balance, December 31, 1997                   2,654,857   $      27   $   9,634   $     (25)     $ (11,431)    $  (1,795)
                                             =========   =========   =========   =========      =========     =========

                              TearDrop Golf Company

                   Notes to Consolidated Financial Statements
       (All dollar amounts, except share and per share amounts, in $000's)

1. ORGANIZATION AND NATURE OF OPERATIONS

The TearDrop Golf Company ("TearDrop" and/or the "Company") was incorporated under the laws of Delaware in September 1996. In October 1996, the Company merged with the TearDrop Putter Corporation, which was formed in 1992. In December, 1996, the Company completed its initial public offering for the sale of 1,250,000 shares of common stock at $4.50 per share and 1,437,500 redeemable common stock purchase warrants at $.10 per warrant. (See Note 10)

The Company and its subsidiaries manufacture and market golf clubs, including putters, irons, drivers and wedges throughout the world.

In October 1997, the Company acquired the assets of Pro Golf Promotions, LLC in exchange for 50,000 shares of common stock of the Company and an option to purchase 25,000 shares of common stock and other contingent consideration (See
Note 8).

In November 1997, the Company acquired the assets and assumed certain liabilities of the Tommy Armour Golf Company ("Armour") in exchange for $11,600 cash, 175,000 shares of the Company's common stock and 100,000 shares of the Company's Preferred Stock (See Note 8).

In December 1997, the Company acquired certain assets and assumed certain liabilities of the Ram Golf Corporation ("Ram") in exchange for $2,668 cash, 187,357 shares of the Company's common stock and a warrant to purchase 50,000 shares of the Company's common stock at a price of $6.625 per share. The final acquisition price has yet to be determined. Upon final determination, additional shares of common stock may be issued or returned to the Company (See Note 8).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation - The consolidated balance sheet contains the accounts of TearDrop Golf Company and its wholly-owned subsidiaries. The related statements of operations and cash flows contain the operations of TearDrop for each period and the operations of its wholly-owned subsidiaries from their dates of acquisition. All significant inter-company accounts have been eliminated in consolidation.

Inventories - Inventories are stated at the lower of cost, on a first-in, first-out method, or market.

Property and Equipment - Property and equipment is stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization for operations acquired in 1997 principally using the straight line method. The Company uses the double declining balance method for assets acquired prior to 1997. There is no significant difference between the two methods for 1997. Estimated useful lives, for each method is as follows:

                        Asset                   Estimated Useful Lives

              Building and improvements             10 to 40 Years
              Machinery and equipment               5 to 10 Years
              Office furniture and equipment        5 Years

Goodwill and Intangible Assets - Goodwill relates to the excess of fair value over the cost of net assets acquired. Other intangible assets include patents and trademarks, which relate to costs associated with obtaining patents and trademarks within and outside the United States. All goodwill and intangibles are amortized on a straight-line basis over 15 years.

Impairment of Long-Lived Assets - The Company periodically assesses the recoverability of the carrying amounts of long-lived assets, including intangible assets. A loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition - The Company recognizes revenue from sales of product when title to the product has passed, which is generally when product has been shipped.

Advertising Costs - The Company expenses production costs of advertising and promotions the first date the advertisements take place. Advertising costs included in selling, general and administrative expenses for the years ended December 31, 1997 and 1996 were approximately $4,058 and $109, respectively.

Research and Development Expense - The Company expenses research and development costs as incurred. Research and development expenses included in selling, general and administrative expenses for the years ended December 31, 1997 and 1996 were approximately $105 and $20, respectively.

Foreign Currency Translation - The functional currency for the Company's foreign subsidiaries is the applicable local currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet date, while revenue, expenses and cash flows are translated at average exchange rates for the period.

Income Taxes - Deferred income tax assets and liabilities are computed annually for differences between financial reporting and tax bases of assets and liabilities, if any, that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported. Management believes that its estimates are reasonable and proper, however, actual results could differ from those estimates.

Net Income or Loss Per Common Share - Net loss per common share is computed based on net loss applicable to common shareholders, divided by the weighted average number of common shares outstanding in each period.

The weighted average includes shares issued within one year of the Company's initial public offering with an issue price less than the price of the initial public offering.

On March 3, 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("SFAS No. 128"), which requires dual presentation of basic and diluted earnings per share on the face of the income statement for all periods presented.

Due to the operating loss in both periods, the effect of all outstanding options and warrants are antidilutive. Therefore, they have been excluded from the Company's computation of net loss per share. While SFAS No. 128 requires restatement of prior years' earnings per share, the impact for all prior years of the Company would be antidilutive and therefore, no restatement is required.

Stock Options

The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, there is no compensation exposure to the Company when stock options are granted at prices equal to the fair market value at the date of grant. Proceeds on exercises of stock options and the associated income tax benefits are credited to stockholders' equity when received.

3. INVENTORIES

Inventories at December 31, 1997 consist of the following:

      Raw materials                             $ 9,005
      Work in process                               229

      Finished goods                             12,035
                                                 ------
                                                $21,269

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 1997 consist of the following:

      Land                                      $1,730
      Buildings and improvements                 1,371
      Machinery and equipment                    1,686
      Office furniture and equipment               538
                                                ------
                                                 5,325
      Less, accumulated depreciation and
            amortization                           183
                                                ------
                                                $5,142

5. GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consist principally of the excess of cost over the fair value of net assets purchased in connection with the acquisitions consummated during 1997 (See Note 8). Other intangibles are the cost of those patents and trademarks developed by the Company. Goodwill and all other intangibles are being amortized over 15 years. During the years ended December 31, 1997 and 1996, $22 and $4, respectively, were amortized.

6. NOTES PAYABLE AND LONG TERM DEBT

During 1997, the Company obtained a line of credit with CoreStates Bank, N.A., (the "Bank") originally for $18,000 and later extended to $25,000 collateralized by a security interest in all the assets of the Company. The line of credit bears interest on the outstanding principal amount, at the option of the Company, of either the Bank's prime rate less 1/2% or LIBOR plus 2% and expires on November 7, 1999. The loan agreement provides, among other things, that the Company meet certain financial covenants. At December 31, 1997, the Company was in violation of such covenants and has obtained waivers from the Bank, as appropriate.

As of December 31, 1997, there was $17,261 of borrowings under this line of credit. Interest expense on this line of credit approximated $149 in 1997.

7. NOTE PAYABLE TO SHAREHOLDER

In 1996, the Company issued a note to the Company's Chief Executive Officer for $400, which bears interest at 8% and is due on the earlier of December 19, 1999 or upon the exercise of all of the warrants issued by the Company in connection with its initial public offering. Additional shareholder loans aggregating approximately $432 were repaid in 1997. Interest expense on all shareholder loans aggregate approximately $32 and $112 for the years ended December 31, 1997 and 1996, respectively.

8. ACQUISITIONS

During 1997, the Company made the following acquisitions:

      a. In October, 1997, the Company acquired the assets of Pro Golf Promotions, LLC for 50,000 shares of the Company's common stock (valued at $225) and an option to purchase 25,000 additional shares of the Company's common stock at $4.50 per share exercisable for a period of three years from date of grant (valued at $80). In addition, up to 50,000 additional shares of common stock may be issued depending on the results of Pro Golf Promotions in 1998 and 1999. If such shares are issued, the fair value of such shares will be recorded as an adjustment to purchase price.

      b. On November 10, 1997, the Company completed the acquisition of the assets and liabilities of the Tommy Armour Golf Company in exchange for $11,600 cash (of which $1,600 is payable at December 31, 1997), 175,000 shares of the Company's common stock (valued at $788), and 100,000 shares of the Company's Series A Convertible Preferred Stock (valued at $10,000). The purchase price of Armour was adjusted on March 31, 1998 pursuant to a post-closing agreement under which the cash payment was increased to $11,600 from $10,000 and the number of shares of the Company's Common Stock was reduced to 175,000 from 1,000,000. There was no adjustment in the Series A Convertible Preferred Stock.

      c. On December 30, 1997, the Company acquired certain assets and liabilities of the Ram Golf Corporation in exchange for $2,668 cash, 187,357 shares of the Company's common stock (valued at $1,241), and a warrant to purchase 50,000 shares of the Company's common stock at a price of $6.625 (valued at $88), expiring December 29, 2002. The final purchase price is subject to final audit, and when determined, may result in the release from escrow of additional shares or the return of shares of common stock.

All three acquisitions were accounted for using the purchase method of accounting. The operations of each company acquired have been included in the Company's Consolidated Statement of Operations from the respective dates of acquisition.

The Company's consolidation plan following the acquisition of Armour and Ram was to combine similar and overlapping operations, locations and personnel. In that regard, the Company closed duplicate facilities in the U.K. and Canada, combined the operations of the Company, Armour and Ram in one location in the U.S. and eliminated certain corporate positions. The estimated costs of implementing this consolidation plan are approximately $260 for the closing of duplicate facilities and $503 for severance related to the elimination of several corporate positions. These liabilities have been included in the cost allocation of the acquired entities in 1997. The Company expects that its consolidation plan will be completed in 1998.

The following table reflects unaudited condensed pro-forma information for the years ended December 31, 1997 and 1996, as if each of the above companies had been acquired on January 1, 1997 and 1996, respectively.

                                                 1997            1996

      Net Sales                               $ 48,795         $76,505

      Loss from operations                     (40,271)             (1)

      Net loss                                 (42,896)         (3,193)

      Loss per common share (basic and
       diluted)                               $ (16.44)        $ (2.65)

9. SERIES A REDEEMABLE, CONVERTIBLE PREFERRED STOCK

In connection with the acquisition of Armour, 100,000 shares of Series A Redeemable Convertible Preferred Stock ("Preferred Stock") were issued.

The Preferred Stock is entitled to cumulative dividends at 6% per annum commencing 120 days from the issuance of the Preferred Stock for the first year after issuance, 7.5% per annum for the second year after issuance and 9% per annum thereafter, subject to certain increases if the Company is unable to comply with obligations to register the stock with the Securities and Exchange Commission. The Preferred Stock is convertible into shares of common stock at any time at the rate of $7.50 per share, subject to certain adjustments. The Preferred Stock is mandatorily redeemable by the Company, in part from any proceeds from sale of debt or equity securities, and any remaining shares outstanding on November 10, 2002, at $100 per share, subject to adjustments under certain conditions. In addition, the Company may, at its option, subject to certain restrictions, redeem any or all of the outstanding shares of Preferred Stock at $100 per share.

10. STOCKHOLDERS' DEFICIENCY

In April 1996, in consideration of the Company's Chief Executive Officer's
(CEO) agreement to loan the Company up to $300 and to guarantee a bank loan outstanding at that time, the CEO was issued 416,667 shares of common stock.

In December, 1996, the Company completed its initial public offering ("IPO") for the sale of 1,250,000 shares of common stock at $4.50 per share and 1,437,500 redeemable common stock purchase warrants at $.10 per warrant. Each warrant entitles the holder to purchase one share of the Company's common stock for $5.50. These warrants are exercisable immediately and expire on December 19, 2001. The Company may redeem the warrants at $.01 per warrant, subject to certain terms.

In connection with the IPO, an aggregate of $1,114 of stockholders' notes and accrued interest was contributed to capital in excess of par value.

In connection with the acquisition of Armour, 175,000 shares of common stock were issued (See Note 8).

In connection with the acquisition of Ram, 187,357 shares of common stock and warrants to purchase 50,000 shares of common stock at $6.625 per share, which expire on December 29, 2002, were issued (See Note 8).

In connection with the acquisition of Pro Golf Promotions, 50,000 shares of common stock were issued and options to purchase 25,000 shares of common stock at a price of $4.50 per share were granted. In addition, the Company has agreed to issue up to 50,000 additional shares, such issuance being dependent on the performance of the acquired operations in 1998 and 1999 (See Note 8).

During 1997, the Company issued additional shares, as follows:

      a. On January 24, 1997, 187,500 shares were sold at $4.50 per share as the Company's underwriters exercised their over-allotment option;

      b. On May 16, 1997, the Company issued 5,000 shares of Common Stock in connection with an endorsement contract with a professional golfer. The fair value of such shares, determined using the Black-Scholes option Pricing Model, are included in selling, general and administrative expense.

      c. On August 16, 1997, the Company sold 50,000 shares of common stock for $.01 per share, and issued to the purchaser, a consultant to the Company, an option to purchase an additional 100,000 shares at prices ranging from $3.00 to $5.00 per share, exercisable from January 18, 1998 to August 18, 1999. The fair value of such shares and options, determined using the Black-Scholes option Pricing Model, are included in selling, general and administrative expense.

11. STOCK OPTIONS

In 1996, the Company adopted the TearDrop Golf Company Stock Option Plan ("Plan") providing for the issuance of up to 200,000 shares of common stock for incentive stock options ("ISOs") and non-qualified stock options ("NQSOs"). The exercise price of an ISO or NQSO will not be less than 100% of the fair market value of the Company's common stock at the date of the grant. The exercise price of an ISO granted to an employee owning greater than 10% of the Company's common stock will not be less than 110% of the fair market value of the Company's common stock at the date of the grant and will have a maximum term of five years. All other options granted under the Plan will have a maximum term of ten years. At December 31, 1996 no options were granted under the Plan. In 1997, the Company granted various ISOs to employees to purchase up to 357,600 shares of common stock of the Company at prices ranging from $2.50 to $6.88 per share, and options vest ratably over three years. The options expire five years from the date of grant.

On October 21, 1996, the Company granted options (outside the Plan) to the Company's CEO to acquire 250,000 shares of the Company's common stock for $4.50 per share. These options vest immediately and expire on October 20, 2001.

On December 6, 1997, in recognition of services rendered in 1997, the Company granted options (outside the Plan) to the Company's CEO to acquire 250,000 shares of the Company's common stock at $4.625 per share, vesting six months from the date of grant and expiring in 10 years. The Company recorded compensation expense in 1997 of $438, representing the difference between the exercise price and the fair value of the stock on the date of grant.

The Company has reserved 250,000 shares of common stock (outside the Plan) to be issued to touring golf professionals based upon their performance. As of December 31, 1997, options to purchase 29,100 shares of common stock had been granted to touring professionals at various dates in 1997 at $4.75 per share, exercisable immediately and expiring five years from date of grant. The Company has recorded compensation expense of $97 for such grants representing the fair value of the options on the date of grant.

On January 1, 1998, the Company granted additional options to touring professional golfers to purchase up to 63,500 shares of common stock at $4.75 per share, exercisable immediately and expiring on December 31, 2002. The Company plans to record a charge for the fair value of such options in 1998.

The following table summarizes the activity for stock options during 1996 and 1997 including the weighted average exercise price:

                                      Under the Plan         Outside the Plan
                                     Shares      Price       Shares     Price

Outstanding, January 1, 1996            --                        --
                                     -------                 -------

Option granted during 1996              --                   388,200     $5.45
                                     -------                 -------

Outstanding December 31, 1996           --                   388,200     $5.45

Options granted during 1997          357,600      $6.06      410,100     $4.48

Options exercised                         --          --          --        --

Options expired or cancelled          23,900      $4.75           --        --
                                     -------                 -------

Outstanding December 31, 1997        333,700      $6.83      798,300     $4.95

The following table summarizes information concerning outstanding options at December 31, 1997:

                         Weighted Average
Range of    Options      Remaining
Exercise    Outstanding  Contractual        Current
Prices                   Life (years)       Exercisable

$2.50-3.00   70,500          5                 6,800
$4.50-5.00  695,100         6.7              128,000
$6.88-7.43  366,400          5               128,000

The Company has adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation", effective for the Company's December 31, 1996 financial statements. The Company applies APB Option No. 25 and related interpretations in accounting for its plans. Accordingly, compensation costs have been recognized for its stock plan, other stock options, and stock purchase warrants issued to employees based on the intrinsic value of the stock option at date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Had compensation cost for the Company's stock-based compensation plan, other stock options, and stock purchase warrants issued to employees been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

                                                  1997            1996

            Net loss:
                 As reported                     $9,149          $  910
                 Pro forma                        9,529           1,488

            Loss per share, basic and diluted:
                 As reported                     $ 4.10          $ 1.15
                 Pro forma                         4.27            1.88

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, as follows:

                                                       1997          1996

Fair value of options granted
      Above market at date of grant                   $3.24            --
      At market at date of grant                       3.73         $2.30
      Below market at date of grant                    5.18            --

Expected stock price volatility                         114%           50%
Expected dividend yield                                   0%            0%
Risk free interest rate                                5.71%            6%
Expected life of options                             4 years       5 years

12. MAJOR CUSTOMERS, SUPPLIERS AND EXPORT SALES

During the year ended December 31, 1997, the Company derived approximately $3,600 of its net sales from one customer, and for the year ended December 31, 1996, approximately $179 from two customers.

During the years ended December 31, 1997 and 1996, approximately 5% and 36% of the Company's sales were export sales.

During the year ended December 31, 1997, the Company purchased approximately $732 from one supplier, and during the previous year, purchased approximately $182 from two suppliers.

13. EMPLOYEE BENEFIT PLANS

The Tommy Armour Golf Company, acquired in November, 1997, had a defined benefit pension plan covering substantially all of its U. S. employees and a 401(k) defined contribution plan. Under the pension plan, benefits were based primarily on years of credited service and compensation as defined under the respective plan provisions.

The Company plans to suspend the pension plan and freeze benefits to those vested participants at the date of the transfer of the plan and its assets from Armour's previous parent to the Company.

Assumptions used in the accounting for the Armour defined benefit plan, for their fiscal year ended September 30, 1997, were as follows:

      Weighted average discount rate - 7.5%
      Rate of increase in compensation levels - 4.5%
      Expected long-term rate of return on assets - 9.0%.

The pension expense from the date of acquisition was not material. The funded status and amounts recognized in the balance sheet for the Company at December 31, 1997 are as follows:

      Actuarial present value of benefit obligations
            Vested benefit obligation                           $2,257
            Nonvested benefit obligation                           178
                                                                ------
      Accumulated benefit obligation                            $2,435

      Projected benefit obligation                              $3,670
      Plan assets at fair value                                  2,990
                                                                ------
      Projected benefit obligation in excess of plan assets,
                  accrued at December 31, 1997                  $  680

The Company made no matching contributions to the 401(k) plan for the year ended December 31, 1997.

Pension and other employee benefits of the Company's foreign subsidiaries are primarily provided by government sponsored plans and are being accrued currently over the period of active employment. The costs of such plans are not significant.

14. INCOME TAXES

There were no provisions for income taxes during the years ended December 31, 1997 and 1996, due to net operating losses incurred during those periods. The reconciliation of the income tax benefit computed at the federal statutory rate of 34% and the provision for income taxes, is as follows:

                                                              1997        1996

Income tax benefit computed at statutory rate                (34.0%)     (34.0%)
Surtax exemption                                                           5.3%
State income tax benefit at statutory rate, net
   of federal tax benefit                                     (4.7%)      (3.3%)

Valuation allowance against net deferred tax asset            38.7%       32.0%
                                                             -----       -----

Provision for income taxes                                     --          --

There was no current income tax expense for the years ended December 31, 1997 and 1996, due to the company incurring net operating losses for tax purposes during each of those two years. No deferred taxes have been reflected in the consolidated statements of operations because the Company has fully reserved the tax benefit of net deductible temporary differences and operating loss carry forwards due to the fact that the likelihood of realization of the tax benefits cannot be established. The Company did not pay any income taxes during the years ended December 31, 1997 and 1996.

Deferred tax assets are as follows:

                                                       1997          1996

Net operating loss carry forwards                    $ 3,018         $ 45
Allowance for doubtful accounts                          663           17
Accrued expenses                                       1,058
Restructuring reserves                                 3,715
Other                                                    110
                                                     -------         ----
                                                       8,564           62
Valuation allowance                                   (8,564)         (62)
                                                     -------         ----
Net deferred tax assets                                   --           --

At December 31, 1997, the Company has cumulative net operating loss carryforwards expiring between 2011 and 2012 for U.S. federal income tax purposes of approximately $7,544. Net operating loss carry forwards are also available for state income tax purposes.

15. COMMITMENTS AND CONTINGENCIES

The Company has entered into endorsement agreements with touring golf professionals for periods up to three years. The agreements typically provide for a base compensation and bonuses based upon, among other things, tournament performances, standings on the official money list and earning spots on Ryder or President Cup teams.

Minimum compensation requirements for the years ending December 31, 1998, 1999 and 2000, are approximately $1,900, $1,300 and $1,300, respectively.

In conjunction with these agreements, the Company granted options in 1997 (outside the Plan) to acquire an aggregate of 29,100 shares of the Company's common stock at $4.75 per share, vesting immediately, and expiring five years from date of grant.

In 1998, the Company has granted options (outside the Plan) to acquire an additional 63,500 shares of the Company's common stock at $4.75 per share and, has made available additional options as bonuses, based on tournament performances and money list standings.

The Company entered into a five year lease agreement for its New Jersey facility in September 1997. Following the acquisition of Armour, the operations in New Jersey were relocated to the Armour facility. The Company is actively seeking to sublet these premises. Minimum annual rental under the lease agreement is $75, $77, $80, $82, and $57 for the five year period December 31, 1998 through 2002, respectively.

Rent expense for the years ended December 31, 1997 and 1996 are $134 and $45, respectively.

In September 1996, the Company entered into an advertising agreement for which the Company received media advertising valued at approximately $101, in exchange for golf clubs of the same value.

The Company entered into a two year advertising agreement aggregating approximately $770. Advertising expense under this agreement was $320 for the year ended December 1997. For 1998, the Company is committed for approximately $450 of expense.

On November 18, 1996, the Company entered into a three year employment agreement with its CEO commencing December 19, 1996. The agreement provides for annual compensation of $175, with a one year renewal, and performance bonuses, as defined. The agreement further provides that the CEO may not engage in certain competitive activities, as defined, for two years after termination of the employment agreement. In March, 1998, the agreement was amended and now provides for annual compensation of $250 for the years ending December 31, 1998 and 1999.

On November 18, 1996, the Company entered into an agreement for the production of an informercial that began airing in 1997. The agreement provided for a fee of $133, to be paid in installments during the production of the infomercial, and for royalties to be paid of 1% of net worldwide television sales, as defined.

On December 6, 1996, the Company entered into an agreement with an advertising agency to provide a nationally recognized athlete to appear in the aforementioned infomercial (the infomercial agreement). The agreement provides for a guaranteed payment of $60 which was paid in 1997 and for the grant of options (outside the Plan) to acquire 2,000 shares of the Company's common stock for $4.75 per share. These, options vest immediately and expire five years from the grant date. The agreement terminated on February 28, 1997, and was extended for ten months for an additional payment of $25.

The Company has been named, among others, as a defendant in a lawsuit seeking damages of $12,000. The Company believes that the lawsuit is without merit and will defend it vigorously. Accordingly, no reserve has been established in this connection.

                            TOMMY ARMOUR GOLF COMPANY
                                 AND AFFILIATES

                              FINANCIAL STATEMENTS
                        SEPTEMBER 30, 1997, 1996 AND 1995

                    TOMMY ARMOUR GOLF COMPANY AND AFFILIATES

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of independent accountants                                           F-23

Combined statements of operations for the fiscal
 years ended September 30, 1997, 1996 and 1995                              F-24

Combined balance sheets at September 30, 1997 and 1996                      F-25

Combined statements of changes in invested capital of Parent for
 the years ended September 30, 1997, 1996 and 1995                          F-26

Combined statements of cash flows for the fiscal years ended
 September 30, 1997, 1996 and 1995                                          F-27

Notes to combined financial statements                                      F-28

                        Report of Independent Accountants

To the Boards of Directors and Shareholders of Tommy Armour Golf Company and Affiliates

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in invested capital of Parent and of cash flows present fairly, in all material respects, the financial position of Tommy Armour Golf Company and its affiliates at September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Chicago, Illinois
January 8, 1998

                    TOMMY ARMOUR GOLF COMPANY AND AFFILIATES

                        COMBINED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                For the fiscal years ended
                                                       September 30,
                                               1997         1996         1995
                                             --------     --------     --------

Net sales (Note 9)                           $ 31,992     $ 56,244     $ 43,411
Cost of products sold (Note 9)                 26,647       28,996       21,361
                                             --------     --------     --------
    Gross profit                                5,345       27,248       22,050
Selling, general and administrative
  expenses (Note 9)                            34,488       24,772       20,977
Research and development expenses                 878          380          282
Management fees to affiliate                       --           --          614
Amortization of goodwill                           --           --          312
Goodwill impairment                                --           --       12,939
                                                          --------     --------
    Operating income (loss)                   (30,021)       2,906      (13,074)
Interest expense to affiliate                  (2,234)      (2,606)      (1,222)
Other income (expense), net                       840           (2)         (17)
                                             --------     --------     --------

    Loss before income taxes                  (31,415)        (512)     (14,313)

Income tax benefit                            (12,326)        (113)        (294)
                                             --------     --------     --------

    Net loss                                 $(19,089)    $   (399)    $(14,019)
                                             ========     ========     ========

                   See notes to combined financial statements.

                    TOMMY ARMOUR GOLF COMPANY AND AFFILIATES

                             COMBINED BALANCE SHEETS
                                 (in thousands)

                                                            At September 30,
                                                           1997          1996
                                                         --------      --------

ASSETS
Current assets:
  Cash                                                   $    483      $     --
  Trade receivables, net                                    4,842        16,292
  Inventories, net                                         19,355         5,361
  Other current assets                                        392           363
                                                         --------      --------
    Total current assets                                   25,072        22,016
                                                         --------      --------
Property, plant and equipment, net                          3,998         3,422
                                                         --------      --------
                                                         $ 29,070      $ 25,438

LIABILITIES AND INVESTED CAPITAL OF PARENT
Current liabilities:
  Trade accounts payable                                 $  1,913      $  5,065
  Accrued expenses and other liabilities                    4,855         4,086
                                                         --------      --------
    Total current liabilities                               6,768         9,151
                                                         --------      --------

Long-term debt due to Parent                               33,096        33,096
Other liabilities                                             766           612
                                                         --------      --------
                                                           40,630        42,859
Commitments and contingencies                                  --            --
Invested capital of Parent                                (11,826)      (17,524)
Translation adjustment                                        266           103
                                                         --------      --------
                                                          (11,560)      (17,421)
                                                         --------      --------
                                                         $ 29,070      $ 25,438
                                                         ========      ========

                   See notes to combined financial statements.

                    TOMMY ARMOUR GOLF COMPANY AND AFFILIATES

          COMBINED STATEMENTS OF CHANGES IN INVESTED CAPITAL OF PARENT FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995
                                 (in thousands)

                                                 Invested Capital
                                                     of Parent

Balance, September 30, 1994                        $ 28,825

Net loss                                            (14,019)

Net transfers to Parent                                (921)

Dividend                                            (29,428)
                                                   --------

Balance September 30, 1995                          (15,543)

Net loss                                               (399)

Net transfers to Parent                              (1,582)
                                                   --------

Balance, September 30, 1996                         (17,524)

Net loss                                            (19,089)

Net transfers from Parent                            24,787
                                                   --------

Balance, September 30, 1997                        $(11,826)
                                                   ========


                   See notes to combined financial statements.

                    TOMMY ARMOUR GOLF COMPANY AND AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                        For the fiscal years ended
                                                              September 30,
                                                       1997        1996        1995
                                                     --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                           $(19,089)   $   (399)   $(14,019)
  Adjustments to reconcile net loss to net
   cash provided by (used in) operating activities
    Depreciation and amortization                         458         398         733
    Pension expense                                       152         221         306
    Goodwill impairment                                    --          --      12,939
  Changes in operating assets and liabilities:
    Trade receivables, net                             11,450      (7,631)      2,711
    Inventories                                       (13,994)      5,124         (67)
    Other current assets                                  (29)       (128)       (154)
    Trade accounts payable                             (3,152)      3,578        (822)
    Accrued expenses and other liabilities                771       1,277        (368)
                                                     --------    --------    --------

    NET CASH PROVIDED BY (USED IN) OPERATING
      ACTIVITIES                                      (23,433)      2,440       1,259

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment           (1,226)     (1,010)       (424)
  Disposals of property, plant and equipment              192          19          --
                                                     --------    --------    --------

    NET CASH USED IN INVESTING ACTIVITIES              (1,034)       (991)       (424)

CASH FLOWS FROM FINANCING ACTIVITIES -
  Net cash transfers from (to) Parent                  24,787      (1,582)       (921)
                                                     --------    --------    --------
    NET CASH PROVIDED BY (USED IN) FINANCING
      ACTIVITIES                                       24,787      (1,582)       (921)

  Effect of exchange rate changes on cash                 163          20         120
                                                     --------    --------    --------

    INCREASE (DECREASE) IN CASH                           483        (113)         34
  Cash at beginning of year                                --         113          79
                                                     --------    --------    --------
  Cash at end of year                                $    483    $     --    $    113
                                                     ========    ========    ========

                   See notes to combined financial statements.


Payments for interest and income taxes are reflected as a component of net cash transfers from (to) Parent. Due to the Company's cash management arrangement with its Parent, such payments cannot be specifically identified.

During the fiscal year ended September 30, 1993 the Company declared a dividend payable to USI of $29,428, which resulted in the execution of a promissory note as opposed to a cash payment. See Note 8.

                     Notes to Combined Financial Statements


NOTE 1 - BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

The accompanying combined financial statements of Tommy Armour Golf Company and Affiliates (the "Company") include the accounts of Tommy Armour Golf Company, Tommy Armour Golf Scotland, Ltd. and Tommy Armour Golf Canada, which are indirect wholly-owned subsidiaries of U.S. Industries, Inc. ("USI"). The Company was affected by a series of transactions executed May 31, 1995 and June 5, 1995 through which all of the interest in the Company was transferred from Hanson PLC, a U.K. registered company ("Hanson") or its subsidiaries to U.S. Industries, Inc., a wholly-owned subsidiary of Hanson (the "Demerger").

For the period prior to the Demerger, the financial statements include management fees and related party charges that were paid by the Company to a Hanson affiliate. For the period subsequent to the Demerger, related party charges were paid by the Company to a USI affiliate. See Note 3 for a further description of the related services provided to the Company.

The Company was acquired in prior years under transactions accounted for as purchases. The allocation of acquisition costs has been pushed down in the accompanying combined financial statements to reflect the assets and liabilities of the companies at fair value at the dates of acquisition. All significant intercompany transactions and balances (within the Company) have been eliminated in combination.

The Company manufactures and distributes Tommy Armour brand golf woods, irons and putters. The Company also distributes golf gloves and golf bags. Golf specialty stores and golf course pro shops are the principal markets.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Inventories

Inventories, net of allowances for obsolescence, are valued at the lower of cost, as determined under the first-in, first-out (FIFO) method, or market value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less allowance for depreciation. Depreciation is computed on a straight line basis at rates based on estimated useful lives which range from 3 to 40 years.

Goodwill

Goodwill represents the excess of the Company's allocated acquisition cost over the fair value of the net assets acquired and is being amortized using the straight-line method over forty years. Goodwill is assessed for recoverability based on the fair value methodology. As discussed in Note 9, the fiscal year ended September 30, 1995 included in a charge of $12,939 to reflect permanent goodwill impairment.

Foreign Currency Translation

The functional currency for the Company's foreign operations is the applicable local currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet dates, while revenue, expenses and cash flows are translated at average exchange rates for the period.

Income Taxes

For federal and state income tax purposes, taxable income of the Company was included in the consolidated income tax returns of Hanson prior to the Demerger and USI subsequent to the Demerger. Income tax expense has been provided herein in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had filed separate federal and state income tax returns. The assets and liabilities for current and deferred income taxes have been recognized as a component of Invested Capital of Parent in the accompanying financial statements.

Revenue Recognition

Revenue is recognized upon shipment of product to the customer. The Company warrants certain products against defects and has policies permitting the return of products under certain circumstances. Provisions are made for these costs at the time of sale.

Advertising Costs

Advertising costs are expensed as incurred. Such costs amounted to $10,934, $7,442, and $5,494 for the years ended September 30, 1997, 1996 and 1995, respectively.

Fair Value of Financial Instruments

The carrying value of short-term financial instruments is a reasonable estimate of their fair value due to their imminent maturity. The fair values of long-term notes payable are based on terms that continue to be available to the Company from USI at the date of the financial statements. Accordingly, book values approximate fair values.

Invested Capital of Parent

All intercompany balances with USI and Hanson affiliates, except for long-term notes payable, are included within the Invested Capital of Parent caption in the accompanying combined financial statements. Except for certain cash balances controlled at the Company level, cash accounts have been controlled on a centralized basis by USI or Hanson affiliates. Accordingly, cash receipts and disbursements have been received or made through USI or Hanson affiliates, resulting in net adjustments to the Company's Invested Capital of Parent.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for the allowance for doubtful accounts, reserve for returns, inventory obsolescence, long-lived assets, product warranty expenses, employee benefit plans, income taxes and contingencies. It is reasonably possible that actual results could differ significantly from those estimates and significant changes to estimates could occur in the near term.

Earnings Per Share

Since there is no separate capitalization of the Company upon which a per share calculation can be based, historical per share data has not been presented in the accompanying financial statements.

Fiscal Year

The Company's fiscal year ends on the Saturday nearest to September 30 and reflects 52-week or 53-week periods. All fiscal years have been designated as ending on September 30 for convenience of reference.

NOTE 3 - TRADE RECEIVABLES, NET

                                                       At September 30,
                                                       1997        1996

            Trade receivables                        $10,561     $18,545
            Reserve for returns and allowances        (4,443)     (1,129)
            Allowance for doubtful accounts           (1,276)     (1,124)
                                                     -------     -------
                                                     $ 4,842     $16,292
                                                     =======     =======

NOTE 4 - INVENTORIES, NET

                                                       At September 30,
                                                       1997        1996

            Finished products                        $11,248      $1,452
            In-process products                        5,441       1,560
            Raw materials                              5,859       2,652
            Obsolescence reserve                      (3,193)       (303)
                                                     -------     -------
                                                     $19,355      $5,361
                                                     =======      ======

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT, NET

                                                       At September 30,
                                                       1997        1996

            Land and buildings                       $ 4,104     $ 3,752
            Machinery and equipment                    2,862       2,302
            Furniture and fixtures                     1,259       1,137
                                                     -------     -------
                                                       8,225       7,191
            Less:  allowance for depreciation         (4,227)     (3,769)
                                                     -------     -------
                                                     $ 3,998     $ 3,422
                                                     =======     =======

Depreciation expense for the years ended September 30, 1997, 1996 and 1995 was $458, $398 and $421, respectively.

NOTE 6 - ACCRUED EXPENSES AND OTHER LIABILITIES

                                                       At September 30,
                                                       1997        1996
                                                      ------      ------

            Payroll and related benefits              $3,365      $2,054
            Sales promotion                              265         625
            Warranty                                     388         388
            Real estate taxes                            150         162
            Advertising                                  202         447
            Legal and professional                       292         313
            Other                                        193          97
                                                      ------      ------
                                                      $4,855      $4,086
                                                      ======      ======

NOTE 7 - PENSION PLANS

Domestic Benefit Plans

The Company has a defined benefit pension plan covering substantially all its U.S. employees. Pension benefits under the plan are based primarily on years of credited service and compensation as defined under the respective plan provisions. The Company's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such additional amounts as the Company may determine to be appropriate from time to time.The Company also sponsors a defined contribution plan. Contributions relating to the defined contribution plan are made based upon the plan's provisions.

Net period pension cost for U.S. pension plans included the following components:

                                                    For the fiscal years ended
                                                            September 30,
                                                  1997        1996        1995
                                                  -----       -----       -----
Defined benefit plan:
  Service cost                                    $ 586       $ 546       $ 573
  Interest cost                                     199         149         127
  Actual return on plan assets                     (589)       (235)       (177)
  Net amortization and deferral                     314          99          65
                                                  -----       -----       -----
    Net period pension cost
     for defined benefit plans                      510         559         588

Defined contribution plans                          106         120          93
                                                  -----       -----       -----

      Total pension expense                       $ 616       $ 679       $ 681

Assumptions used in the accounting for the defined benefit plans were as follows:

                                                    For the fiscal years ended
                                                            September 30,
                                                    1997      1996      1995
                                                   ------    ------    ------

Weighted average discount rate                       7.5%       7.75%      7.75%
Rates of increase in compensation levels             4.5%       4.5%       4.5%
Expected long-term rate of return on assets          9.0%       9.0%       9.0%

The funded status and amounts recognized in the combined balance sheets for the Company's U.S. defined benefit pension plan was as follows:

                                                            At September 30,
                                                         1997            1996
                                                         ----            ----
Actuarial present value of benefit
 obligations
  Vested benefit obligation                             $ 2,257         $ 1,426
  Nonvested benefit obligation                              178             172
                                                        -------         -------
Accumulated benefit obligation                          $ 2,435         $ 1,598
                                                        =======         =======

Projected benefit obligation                            $ 3,670         $ 2,596
Plan assets at fair value                                (2,990)         (2,148)
                                                        -------         -------
Projected benefit obligation in
 excess plan assets                                         680             448
Unrecognized prior service cost                            (148)           (195)
Unrecognized net gain                                       193             320
                                                        -------         -------
Accrued pension costs                                   $   725         $   573
                                                        =======         =======

Foreign Benefit Arrangements

Pension and other employee benefits of the Company's foreign subsidiaries are primarily provided by government sponsored plans and are being accrued currently over the period of active employment. The costs of such plans are not significant.

NOTE 8 - RELATED PARTY TRANSACTIONS

USI and Hanson affiliates have provided certain management, legal, employee benefit and accounting services to the Company. In 1995, Hanson charged the Company a management fee for services rendered. This charge did not necessarily approximate costs which might have been incurred if the Company was on a stand-alone basis. Management fee charges amounted to $614 for the year ended September 30, 1995. The Company was not charged for these services in the years ended September 30, 1997 and 1996.

Prior to the Demerger, the Company had executed a promissory note with Hanson in the amount of $3,439, with interest at the rate of 10 percent per annum. In connection with the Demerger, Hanson affiliates received payment for their entire investment in the Company, which included the long-term debt of $3,439 and accrued interest through the Demerger totaling $229. Subsequent to the Demerger, the Company executed promissory notes with a USI affiliate totaling $33,096, $29,428 for a dividend declaration to a USI affiliate and $3,668 for the repayment of the Hanson note and accrued interest. These notes mature on September 15, 2005, with an interest rate of 9 percent per annum through December 31, 1995, at which time they were amended to accrue interest at a rate of 7.5 percent per annum. Interest expense relating to the notes with USI and Hanson affiliates totaled $2,234, $2,606 and $1,222 for the years ended September 30, 1997, 1996, and 1995, respectively.

During the years ended September 30, 1997 and 1996, the manufacturing and certain sales, general, administrative, distribution and research and engineering expenses of the Company were shared with Odyssey Golf, Inc. (Odyssey), formerly a wholly-owned subsidiary of the Company which was sold in August, 1997. Accordingly, certain allocations have been made between the Company and Odyssey which may not be indicative of actual expenses if they were stand-alone operations for the periods presented. Such allocations were made on various bases which, in the opinion of management, are reasonable in the circumstances.

NOTE 9 - PRODUCT LAUNCH EXPENSES

During fiscal 1997, the Company incurred substantial costs in connection with the launch of a new line of titanium irons, including increased advertising, tour, promotional, research and development and engineering costs. In addition, production substantially exceeded the ultimate demand for the new irons, as the product launch did not meet management's expectations.

In connection with the launch of the titanium irons and with the sale of Odyssey, in the fourth quarter of fiscal 1997, the Company recorded charges totaling $9,872 including severance, write-downs of tour contracts, inventory obsolescence, sales markdowns and other charges to reflect the above events. These charges are included in the following accounts in the Combined Statements of Operations:

      Net sales                     $4,100
      Cost of products sold          2,799
      Selling, general and
        administrative expenses      2,973
                                    ------
                                    $9,872
                                    ======

NOTE 10 - GOODWILL IMPAIRMENT

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized using the straight-line method over forty years. The Company periodically assesses the carrying value of recorded goodwill to determine if there are indications that its carrying value may be impaired. The fair value methodology is used by the Company to ascertain the recoverability of its carrying value, when there are indications of impairment. In the event that such fair value is below its carrying value, the Company writes off goodwill to the extent indicated by the analysis.

The fair value methodology is applied to determine the recoverable value of the Company using ranges of fair value obtained from independent appraisers. In developing these ranges, the independent appraisers consider (a) publicly available information, (b) financial projections, (c) the future prospects of the Company as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies,
(e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Company also evaluates solicited and unsolicited bids for the Company.

As a result of the above policy, the Company recorded a pre-tax charge of $12,939 in the fiscal year ended September 30, 1995 to reflect its assessment of permanent goodwill impairment.

NOTE 11 - INCOME TAXES

The company's effective income tax benefit differs from the statutory federal income tax benefit as follows:

                                                  For the fiscal years ended
                                                         September 30,
                                                 1997        1996        1995
                                               --------    --------    --------
Income tax at federal statutory rate           $(10,996)   $   (179)   $ (5,051)
State income taxes (net of federal benefit)      (1,409)        (13)        (34)
Goodwill amortization                                --          --         183
Goodwill impairment                                  --          --       4,529
Other                                                79          79          79
                                               --------    --------    --------
                                               $(12,326)   $   (113)   $   (294)
                                               ========    ========    ========

NOTE 12- EXPORT SALES

Export sales for the years ended September 30, 1997, 1996 and 1995 were $6,088, $4,144 and $4,531, respectively, including $4,035, $2,424 and $2,571, respectively, to customers in Japan and Korea.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Company is involved in various legal proceedings that have arisen in the normal course of business, including those relating to commercial transactions, product liability and environmental matters. It is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

NOTE 14 - SUBSEQUENT EVENT

Pursuant to an asset purchase agreement dated October 31, 1997, the Company sold substantially all of its assets and liabilities to TearDrop Golf Company ("TearDrop"). In consideration, TearDrop agreed to issue the Companys' shareholders one million shares of TearDrop's common stock, and 100,000 shares of TearDrop's preferred stock with a redemption value of $10,000,000. TearDrop also paid the Company's shareholders $10,000,000 cash. The cash portion of the purchase price is subject to adjustment based upon the difference between the Final Net Worth and the Target Net Worth (both terms as defined in the asset purchase agreement). The common stock portion of the purchase price is subject to adjustment based on the price of TearDrop's common stock on the closing date.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or by the Representatives. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                                   -----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary                                                          2
Risk Factors                                                                5
Dilution                                                                    14
Use of Proceeds                                                             15
Price Range of Securities                                                   16
Capitalization                                                              17
Dividend Policy                                                             17
Management's Discussion and Analysis of Financial Condition and Plan
  of Operations                                                             19
Business                                                                    25
Management                                                                  36
Principal Stockholders and Selling Security Holders                         41
Certain Transactions                                                        42
Description of Securities                                                   45
Shares Eligible for Future Sale                                             48
Plan of Distribution                                                        48
Legal Matters                                                               50
Experts                                                                     50
Available Information                                                       50
Index to Consolidated Financial Statements                                  F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      The Registrant's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Registrant and its stockholders for monetary damages arising from acts or omissions in the director's capacity as director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Registrant or a stockholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

      In addition, the Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director or officer of the Registrant who by reason of the fact that he or she is a director or officer of the Registrant, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee or agent in advance of the final deposition of such proceeding in accordance with the applicable provisions of Delaware General Corporation Law.

Item 25. Other Expenses of Issuance and Distribution

      The following are an estimate of the fees and expenses to be incurred in connection with the Warrants and shares of Common Stock offered hereby:

Blue Sky Fees and Expenses                                               $10,000
Legal Fees and Expenses                                                  $25,000
Accounting Fees                                                          $12,000
Miscellaneous Expenses                                                   $15,000
Commissions Payable to Representatives Upon Exercise of Warrants        $464,062
                                                                        --------
      Total                                                             $526,062
                                                                        ========

Item 26. Recent Sales of Unregistered Securities

      The following table sets forth all sales of unregistered securities by the Registrant within the past three years.

Nature of                                                                                          Aggregate
Transaction and                                                                                    Offering
Date                        Purchasers                   Securities Sold      Price per Share      Price
---------------             ----------                   ---------------      ---------------      ---------



Sale of shares to a         Rudy A. Slucker              416,666 shares of         $.0003          $125.00
director of the                                            Common Stock
Company, April 1996

Sale of shares to a         George Archer                5,000 shares of           $.01            $50.00
consultant to the                                          Common Stock
Company, May 1997

Sale of shares to a         Millenium Holdings           50,000 shares of          $.01            $500.00
consultant to the           Group Inc.                     Common Stock
Company, August 1997



Acquisition of TearDrop     Professional Golf            50,000 shares of            --               --
Professional Golf Tour      Promotions, LLC                Common Stock

Issuance of shares in       T.A. Acquisition Corp        100,000 shares              --               --
connection with                                            Series A Redeemable
acquisition of                                             Preferred Stock,
Tommy Armour Golf                                        175,000 shares of
Company, November 1997                                     Common Stock

Issuance of shares in       JRH Golf Corporation         187,357 shares of
connection with                                            Common Stock              --               --
acquisition of RAM Golf
Company, December 1997

Issuance of shares to       Millenium Holdings           50,000 shares of          $4.00           $200,000
a consultant, April 1998    Group Inc.                     Common Stock



      The Company relied on Section 4(2) of the Securities Act and Rule 701 promulgated thereunder for each issuance. No underwriters were involved nor any commissions paid in connection with any of the above transactions.

Item 27. Exhibits

   Exhibit No.   Description
   -----------   -----------


   3.1+          Certificate of Incorporation
   3.2+          Certificate of Merger
   3.3+          Agreement and Plan of Merger dated October 21, 1996 between the
                 Company and TearDrop Putter Corporation, a South Carolina
                 Corporation
   3.4+          By-Laws
   3.5*          Certificate of Designation of Series A Cumulative Convertible
                 Preferred Stock
   4.1+          Warrant Agreement
   4.2+          Specimen Common Stock Certificate
   4.3+          Specimen Warrant Certificate
   10.1+         Employment Agreement with Rudy A. Slucker
   10.2+         Employment Agreement with John Zeravica
   10.3+         Stock Option Plan
   10.4+         Form of Stock Option Agreement
   10.7+         Form of Promissory Note in the original principal amount of
                 $400,000 to be issued by the Company to Rudy A. Slucker

   10.15+        Standard Form of Player Endorsement Agreement
   10.17+        Property Lease dated August 3, 1995 between the Company and
                 Albert H. Politi
   10.18+        Equipment Lease dated November 30, 1995 between the Company and
                 Packaging Management Associates, Inc.
   10.21+        Financial Consulting Agreement between the Company and GKN
                 Securities Corp.
   10.22+        Advertising Agreement dated November 13, 1996 between the
                 Company and the Golf Channel, Inc.
   10.23+        Form of Lock-up Agreement
   10.24         Property Lease dated August 10, 1997 between the Company and
                 Dolo Realty Co.
   10.25*        Asset Purchase Agreement dated as of October 31, 1997 among
                 Tommy Armour Golf Company, USI Canada, Inc., Tommy Armour Golf
                 (Scotland) Ltd., USI American Holdings, Inc., TearDrop
                 Acquisition Corp. and TearDrop Golf Company
   10.26*        Registration Statement dated as of October 31, 1997 between
                 TearDrop Golf Company and Tommy Armour Golf Company
   10.27*        Loan and Security Agreement dated as of November 10, 1997
                 among TearDrop Golf Company, TearDrop Acquisition Corp. and
                 CoreStates Bank, N.A.
   10.27(a)**    First Amendment to Loan and Security Agreement dated as of
                 January 9, 1998 among TearDrop Golf Company, Tommy Armour Golf
                 Company, TearDrop Ram Golf Company and CoreStates Bank, N.A.
   10.28**       Asset Purchase Agreement dated as of December 23, 1997 among
                 TearDrop Golf Company, TearDrop Ram Golf Company, Ram Golf
                 Corporation and Ram Golf UK, Ltd.
   10.29**       Registration Agreement dated as of December 29, 1997 between
                 TearDrop Golf Company and Ram Golf Corporation
   10.30**       Warrant dated December 29, 1997 made by TearDrop Golf Company in favor of Ram Golf Corporation
   10.31***      Settlement Agreement dated March 31, 1998 among TA Liquidation
                 Corp., formerly known as Tommy Armour Golf Company, Tommy
                 Armour Golf (Scotland) Ltd., and USI Canada, Inc.; USI
                 American Holdings, Inc., and Tommy Armour Golf Company,
                 formerly known as TearDrop Aquisition Corp. and TearDrop
                 Golf Company.
   16****        Letter from Rothstein, Kass & Company, P.C. to the Commission dated March 2, 1998
   21***         Subsidiaries of the Registrant
   24.1          Consent of Ernst & Young LLP
   24.2          Consent of Rothstein, Kass & Company, P.C.
   24.3          Consent of Price Waterhouse


----------
      + Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form SB-2 (File No. 333-14647) and incorporated herein by reference.

      * Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on November 26, 1997 and incorporated herein by reference.

     ** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on January 13, 1998 and incorporated herein by reference.

    *** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Report on Form 10-KSB filed on April 6, 1998.

   **** Previously filed with the Securities and Exchange Commission as an Exhibit to the Company's Current Report on Form 8-K filed on March 4, 1998 and incorporated herein by reference.


Item 28. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 24 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant further undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

      In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Union, State of New Jersey, onApril 15, 1998.

                                      TEARDROP GOLF COMPANY


                                      By: /s/ Rudy A. Slucker
                                          --------------------------------------
                                          Rudy A. Slucker
                                          President and Chief Executive Officer

      In accordance with the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below hereby constitutes and appoints Rudy A. Slucker as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, any lawfully do or cause to be done by virtue thereof.

      Name                           Title                            Date
      ----                           -----                            ----


/s/ Rudy A. Slucker       President, Chief Executive
---------------------     Officer and Director
 Rudy A. Slucker          (Principal Executive Officer)           April 15, 1998


/s/ Joseph Cioni          Chief Financial  Officer
---------------------     (Principal Financial and
  Joseph Cioni            Accounting Officer)                     April 15, 1998



       *                  Director                                April 15, 1998
---------------------
 Fred K. Hochman



        *                 Director                                April 15, 1998
---------------------
Leslie E. Goodman


        *                 Director                                April 15, 1998
---------------------
   Bruce Nagel



                          Director                                April 15, 1998
---------------------
  Jeffrey Baker


                          Director                                April 15, 1998
---------------------
    John Raos


*
---------------------
 Rudy Slucker,
 as Attorney-in-Fact